UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)
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Regis Corporation
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EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) is filed to amend and restate in its entirety the Definitive Proxy Statement on Schedule 14A previously filed on September 6, 2017 (the “Original Filing”) by Regis Corporation (the “Company”). This Amendment No. 1 is filed to correct two errors: (i) two numbers were transposed in a dollar amount reported in the last sentence of the first paragraph of footnote 5(c) to the Summary Compensation Table on page 34 and (ii) the amount of severance and the total potential payments for Senior Vice President Annette Miller in the event of her Involuntary Termination Not Related to a Change in Control have been corrected on page 46.

Except for the typographical corrections specifically discussed above, this Amendment No. 1 does not otherwise modify or update any other disclosures presented in the Original Filing. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.

LETTER FROM THE CHAIR

Dear Fellow Shareholders,

On behalf of the entire Board of Regis Corporation, I would like to thank you for your continued support. As a leading provider of beauty salons and cosmetology education, Regis owns, franchises or holds ownership interests in more than 9,000 salon locations employing more than 45,000 employees.

During fiscal 2017 our Board took significant actions to catalyze a strategic transformation of our business. These actions are designed to specifically address systemic underperformance of company-owned salon operations and significantly expand our franchise operations. Early in the year, we announced a strategic shift toward converting company-owned and operated salons into franchised salons. In April 2017 the Board executed a CEO transition, appointing Hugh Sawyer as President and CEO. Hugh has significant experience in leading successful, transformational turnarounds in a variety of situations and industries. Hiring an experienced turnaround CEO, adept at implementing strategic transformations, enables the Company to fast track the changes necessary to drive increased operating performance. In addition to bringing on a new CEO, we have re-shaped our senior management team with a focus on execution of our turnaround strategy.

The Board believes that these changes establish a strong foundation to drive sustainable growth across the business. We are focused on implementing a clear strategy to improve performance over the next several years. While we recognize that there is still considerable work to be done, we are pleased with recent turnaround progress, including:

•	Acceleration of the restructuring of our salon portfolio into franchised operations;

•	Consideration of strategic alternatives for our underperforming mall segment; and

•	An emphasis on a more guest-focused culture, with detailed, measurable operating goals to drive accountability.

Against the backdrop of the operational turnaround of our company-owned salons and a significant shift in our business toward greater franchise opportunities and the considerable uncertainty this created, the Board is focused on retaining and galvanizing our people around these turnaround goals. The Board views our short and long-term incentive structure as a critical lever in executing a successful turnaround. For 2017, our Compensation Committee made several changes to our executive compensation program to reflect shareholder feedback and to align incentive compensation with our strategic goals. Key changes include:

•	Increased percentage of performance-based equity awards in our long-term incentive program;

•	Alignment of CEO’s compensation to shareholder value creation;

•	Lengthened performance period for performance-based equity awards; and

•	Modified performance metrics to focus management on sustainable earning generation.

As our business evolves, our Compensation Committee will continue to use our incentive compensation programs to support our transformation goals and focus management on performance achievements that will drive value creation for shareholders.

Our Board and management team are working closely to address the challenges in our business and create transformational change for Regis. We also recognize success is measured by a sustainable increase in shareholder value. We remain committed to achieving that goal through serving our four key stakeholders: our guests, our employees, our franchise partners and our shareholders.

We are excited about the future of Regis Corporation and we appreciate the trust you have placed in the Board during this time of turnaround and strategic evolution.

Thank you for your continued investment in Regis.

Sincerely,

David P. Williams
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 17, 2017

TO THE SHAREHOLDERS OF REGIS CORPORATION:

The Annual Meeting of the Shareholders (the “Annual Meeting”) of Regis Corporation (referred to as “we,” “us,” “our,” “Regis” and the “Company”) will be held at our executive offices located at 7201 Metro Boulevard, Edina, Minnesota 55439, on October 17, 2017 commencing at 9:00 a.m., for the following purposes:

1.	To elect the seven directors listed in the proxy statement to serve for a one-year term and until their successors are elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers (referred to as the “Say-on-Pay” proposal);

3.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation (referred to as the “Say-on-Frequency” proposal);

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018; and

5.	To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on August 23, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting in person, please submit your proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you requested a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided with your proxy card. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the record holder that you must follow in order for your shares to be voted. If you plan to attend the Annual Meeting and hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification in order to attend the Annual Meeting. If you hold your shares through a bank or broker and intend to vote your shares at the Annual Meeting, you will need to provide a legal proxy from your broker.

By Order of the Board of Directors

Eric A. Bakken
Secretary
September 6, 2017

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 17, 2017

This Proxy Statement is furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the “Company”), in connection with the solicitation on behalf of our Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders to be held on October 17, 2017 (the “Annual Meeting”), and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The address of our principal executive office is 7201 Metro Boulevard, Edina, Minnesota 55439.

Availability of Proxy Materials

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making our proxy materials, which include our Notice and Proxy Statement and Annual Report on Form 10-K, available to our shareholders over the Internet. We believe that this e-proxy process expedites our shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of the Annual Meeting. In accordance with such SEC rules, we will send shareholders of record as of the close of business on August 23, 2017 a Notice of Internet Availability of Proxy Materials (the “Notice”), which mailing will commence on or about September 6, 2017. The Notice contains instructions on how shareholders can access our proxy materials and vote their shares over the Internet. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions for requesting such materials included in the Notice.

Solicitation and Revocation of Proxies

In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax, email, Internet or other electronic means by our directors, officers and regular employees who will not be additionally compensated for any such services. Proxies may also be solicited by means of press releases and other public statements.

We will pay all solicitation expenses in connection with the Notice and this Proxy Statement and any related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing such material.

Proxies to vote at the Annual Meeting are solicited on behalf of the Board. Any shareholder giving a proxy may revoke it at any time before it is exercised by attending the Annual Meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to our Secretary at the address set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the specifications indicated thereon.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name,” i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors, the Say-on-Pay proposal and the Say-on-Pay Frequency proposal. Accordingly, we urge you to promptly give instructions to your custodian to vote on these matters by following the instructions provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

VOTING RIGHTS AND REQUIREMENTS

Only shareholders of record as of the close of business on August 23, 2017 will be entitled to sign proxies or to vote. On that date, there were 46,407,575 shares issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote. A majority of the outstanding shares present in person or by proxy at the Annual Meeting is required to transact business, and constitutes a quorum for voting on items at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being present at the Annual Meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. A “broker non-vote” is a proxy submitted by a bank, broker or other custodian that does not indicate a vote for some of the proposals because the broker does not have or does not exercise discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on those proposals.

Vote Required

The table below summarizes the proposals that will be voted on, the vote required to approve each item, voting options, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Election of the seven director nominees listed in this Proxy Statement	Majority of votes cast “FOR” must exceed “AGAINST” votes(3)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2: Advisory “Say-on-Pay” vote	Majority of votes cast “FOR” must exceed “AGAINST” votes(4)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 3: Advisory "Say-on-Pay Frequency" vote	Highest number of votes of the frequency alternatives presented(4)	"1 YEAR" "2 YEARS" "3 YEARS" "ABSTAIN"	“1 YEAR”	No	None
Item 4: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018
Majority of votes present in person or by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting
		“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”

(1)	If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.

(2)
A broker non-vote will not count as a vote for or against a director or the Say-on-Pay vote, or for any of the frequency alternatives on the Say-on-Pay Frequency proposal. For Item 4, a broker non-vote will have no effect unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve the item, then a broker non-vote will have the same effect as a vote “AGAINST.”

(3)
In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Corporate Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the election. The nominee who tendered his or her resignation will not participate in the Board decisions. Cumulative voting in the election of directors is not permitted.

(4)
The advisory Say-on-Pay and Say-on-Pay Frequency votes are not binding on us; however, we will consider the shareholders to have approved the compensation of our named executive officers if the number of votes cast “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal, and we will consider the shareholders to have selected the frequency for future advisory Say-on-Pay votes that receives the highest number of votes among the frequency alternatives presented.

ITEM 1
ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting, each to hold office for one year until the 2018 annual meeting of shareholders and until their successors are elected and qualified. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the seven persons named below for election as directors. Each of the Board’s nominees are currently directors of Regis, and each nominee has consented to serve if elected. Stephen E. Watson, who has served a director for nine years, is not standing for re-election at the Annual Meeting.

Unless authority to vote is withheld, proxies submitted will be voted for the election of the Board’s nominees named herein as directors of Regis. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If the Nominating and Corporate Governance Committee designates any substitute nominees, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules. The director nominees are:

	Age	Director Since	Independent Director/Nominee
Daniel G. Beltzman	42	2012	✓
David J. Grissen	60	2013	✓
Mark S. Light	55	2013	✓
Michael J. Merriman	61	2011	✓
M. Ann Rhoades	72	2015	✓
Hugh E. Sawyer III	63	2017
David P. Williams	56	2011	✓ Chair

	Principal Position	Other Public Company Directorships
Daniel G. Beltzman	General Partner, Birch Run Capital Advisors, LP	Walter Investment Management Corp. (since December 2015)
Mr. Beltzman founded Birch Run Capital Advisors, LP (“Birch Run”), a financial investment advisory firm, and has served as its General Partner since May 2006. Prior to managing investments, Mr. Beltzman worked at both Deutsche Bank Securities, Inc. and Bank of America Securities, LLC focusing on equity research and mergers and acquisitions. Thereafter, he founded an entrepreneurial venture that provided services to help European builders more efficiently manage their supply chains. Mr. Beltzman also worked with a boutique investment firm that specializes in joint venture equity and mezzanine debt for real estate ventures. Mr. Beltzman has spent the last fourteen years as an investor and manager of Birch Run and its predecessors, during which time he has studied the business models of many public companies, and developed a specific expertise in capital allocation.

Mr. Beltzman’s financial experience and expertise, as well as his perspective as a significant shareholder of the Company, contribute valuable insights to the Board.

	Principal Position	Other Public Company Directorships
David J. Grissen	Group President of Marriott International, Inc.	-
Mr. Grissen has served as Group President of Marriott International, Inc., a global operator of hotels and related lodging facilities, since 2013. During his 30 years of experience with Marriott, he has held various positions, including Group President, Americas; President, Americas; Executive Vice President of the Eastern Region; Senior Vice President of the Mid-Atlantic Region and Senior Vice President of Finance and Business Development. He has had responsibility for the financial management and leadership of all the Americas’ lodging operations, comprising more than 4,700 hotels and a work force of 160,000 associates, including responsibility for sales and marketing, revenue management, human resources, engineering, room operations, food and beverage/retail/spa, information resources and development. Mr. Grissen was a director of Good Times Restaurants Inc. from 2005 to 2010.

Mr. Grissen’s experience leading a complex service organization that includes both franchised and owned operations contributes valuable perspectives to the Board. The Board believes that Mr. Grissen’s experience building marketing platforms for multiple portfolio brands, and his experience in acquisitions and integration, help him guide the Company as it focuses on improving the guest experience through each of its brands.

	Principal Position	Other Public Company Directorships
Mark S. Light	Retired Executive	-
Mr. Light served as Chief Executive Officer of Signet Jewelers Limited, the world’s largest retailer of diamond jewelry, until his retirement in July 2017. Signet operates approximately 3,000 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Mr. Light started in Signet’s US Division, Sterling Jewelers Inc., as a sales associate 39 years ago, progressed through various management positions, and served as Signet Chief Executive Officer from November 2014 to July 2017, as well as a member of its board of directors.

Mr. Light brings his experience with a company having a business model similar to the Company’s, which is focused on customer loyalty and a high performing field sales group, to assist the Board in its efforts to improve the salon experience and the Company’s operational performance.

	Principal Position	Other Public Company Directorships
Michael J. Merriman	Operating Advisor, Resilience Capital Partners, LLC
Nordson Corporation (since 2008) (Audit Committee Chair)

OMNOVA Solutions Inc. (since 2008) (Nominating and Corporate Governance Committee Chair)

Invacare Corporation (since May 2014) (Audit Committee Chair)

Mr. Merriman joined Resilience Capital Partners, LLC, a private equity firm, in 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co., a publicly held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes. Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings Corporation, a publicly held creator and manufacturer of innovative social expression products, from September 2005 until November 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co., a publicly held manufacturer and marketer of Dirt Devil vacuum cleaners, from 1995 until April 2004, was its Chief Financial Officer from 1992 to 1995 and served on the board of directors from 1993 to 2004. In addition to his current directorships listed above, Mr. Merriman served as a director of American Greetings Corporation from 2006 until it went private in August 2013 and as a director of RC2 Corporation, a publicly held manufacturer of pre-school toys and infant products, from 2004 until its sale in April 2011.

Mr. Merriman brings to the Board his financial acumen, his significant public accounting experience, his experience as a chief executive officer of other publicly traded companies, his service on boards of directors of other publicly traded companies and his retail experience. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant with Arthur Andersen & Co., which provides the Board with valuable expertise. In addition, the Board believes that his wide range of management experience at various public companies allows him to provide valuable insight into the Company’s operations as well as its interactions with investors and financial analysts.

	Principal Position	Other Public Company Directorships
M. Ann Rhoades	President, People Ink	-
Ms. Rhoades has served as the President of People Ink, Inc., a human resources consulting firm, since its inception in 1999. From 1999 through 2002, Ms. Rhoades served as JetBlue’s Executive Vice President, People. From 1995 to 1999, Ms. Rhoades was the Executive Vice President, Team Services for Promus Hotel/DoubleTree Hotels Corporation. From 1989 to 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines. Ms. Rhoades has served as a director of JetBlue Airways (2001 to May 2015), Restoration Hardware, Inc. (1999 to 2001 and 2005 to 2009), and P.F. Chang’s China Bistro, Inc. (2003 to 2012). Ms. Rhoades serves on the boards of the University of New Mexico Alumni Association, New Mexico Appleseed, Safer New Mexico Now and Nexphase Capital, a private equity firm.

Ms. Rhoades brings to our Board her deep experience as a leader and director in a variety of consumer-facing public companies. The Board believes her particular expertise in human resources helps us in our mission to make Regis the place where stylists can have successful and satisfying careers, which will drive great guest experiences and in turn, guests for life.

	Principal Position	Other Public Company Directorships
Hugh E. Sawyer	President and Chief Executive Officer, Regis Corporation	-
Mr. Sawyer has served as President and Chief Executive Officer of Regis, as well as a director, since April 2017. Mr. Sawyer was previously a Managing Director of Huron Consulting Group Inc. (“Huron”), a management consulting firm, beginning in January 2010, and led the Operational Improvement Service Line for Huron's Business Advisory Practice. He has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as Interim President and CEO of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the Chief Administrative Officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013 and as Chief Restructuring Officer of Fisker Automotive from March 2013 to October 2013; and as Interim President of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc. Mr. Sawyer has also served as a director of numerous public and private companies, including Energy Future Competitive Holdings Company LLC and Texas Competitive Electric Holdings Company LLC from 2013 to October 2016, and Edison Mission Energy from July 2012 to April 2014 and thereafter on the Board of Managing Trustees of the EME Reorganization Trust until December 2016.

The Board believes that Mr. Sawyer should continue to serve as a director because as Chief Executive Officer of the Company, he shares responsibility with the Board for guiding the direction of the Company, and he has a deep understanding of the Company’s operations, strategy, results of operations and financial condition, as well as issues affecting the Company’s industry. Mr. Sawyer's extensive experience leading operational improvements in other companies also enables him to provide important insights to the Board related to the Company’s strategy.

	Principal Position	Other Public Company Directorships
David P. Williams	Executive Vice President and Chief Financial Officer, Chemed Corporation	-
Chemed Corporation is a provider, through its subsidiaries, of hospice care and repair and maintenance services, and Mr. Williams has served as its Chief Financial Officer since February 2004. From 1998 until 2004, Mr. Williams was the Senior Vice President and Chief Financial Officer of Chemed's Roto-Rooter Group subsidiary, a leading provider of commercial and residential plumbing and drain cleaning services. Prior to that, Mr. Williams was the Chief Financial Officer of Chemed’s Omnia Group subsidiary, a manufacturer of disposable healthcare products, and prior to that was Senior Vice President and Chief Financial Officer of Omnicare’s Veratex Group, a national distributor of disposable medical, dental and pharmaceutical products. Prior to joining Chemed, Mr. Williams was with Price Waterhouse in its Comprehensive Professional Services Group.

Mr. Williams’ depth of experience in various senior executive roles of public and private companies and his significant accounting and financial expertise enable him to provide meaningful contributions to the oversight of financial and accounting matters at the Company, and qualify him as an audit committee financial expert.

The Board unanimously recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve our corporate governance policies and practices over recent years. Below is a summary of the key corporate governance practices in effect at Regis:

Corporate Governance Practices

Corporate Governance Practice	Regis Policy

Board Independence and Leadership	All of our directors, other than our President and Chief Executive Officer, are independent, and we have an independent Chair of the Board.

Board Refreshment and Shareholder Insight
All of our nominees joined the Board at or after the 2011 annual meeting of shareholders, and three of them were identified as candidates by, or in coordination with, our shareholders. Mr. Watson, who has served on our Board since 2008, is not standing for re-election.

Annual Election of Directors	All of our directors have one-year terms and stand for election each year.

Majority Voting Standard
Our Board and shareholders have adopted a majority voting standard for the election of directors. Our Corporate Governance Guidelines also require incumbent directors who do not receive a majority vote to tender their resignation to the Board.

10% Threshold for Special Meetings	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting of shareholders.

Related Party Transactions
Our Board has adopted a Related Party Transaction Approval Policy requiring approval of all related party transactions where the amount involved exceeds $10,000 for the fiscal year. We did not have any related party transactions during fiscal 2017.

Director Stock Ownership
Under our Corporate Governance Guidelines, our directors are required to hold all common stock received as part of their compensation for service as a director until he or she ceases to be a member of the Board. All of our directors own stock in the Company.

Executive Compensation Best Practices
Our key fiscal 2017 compensation practices and policies are described below in more detail under "Executive Compensation — Compensation Discussion and Analysis" (the "CD&A"), including:

- Focus on performance-based incentives;

- Meaningful stock ownership guidelines for executives;

- Independent compensation consultant;

- Annual say-on-pay vote;

- Prohibition on repricing without shareholder approval;

- Clawback policy applicable to all executive officers; and

- Prohibition on hedging and restrictions on pledging transactions.

Shareholder Outreach
We have engaged with our shareholders and based on the feedback we received, have adopted executive compensation and governance changes, including those detailed under "Executive Summary — Recent Compensation Program Changes Incorporate Shareholder Feedback" below.

Shareholder Rights Plan	Our shareholder rights plan (sometimes called a “poison pill”) expired by its terms in December 2016 and was not renewed.

Shareholders and other interested persons may view our Corporate Governance Guidelines on our website at www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Corporate Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our President and Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of business conduct and ethics” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to our Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics that are required to be disclosed under the rules of the SEC or under the listing standards of the NYSE, at the same location on our website.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee and the Board oversee the orientation and continuing education of our directors.

Director Independence

With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, no director or director nominee may be deemed independent if the director or director nominee has in the past three years:

•	Received (or whose immediate family member has received) more than $120,000 per year in direct compensation from us, other than director or committee fees;

•Been an employee of ours;

•Had an immediate family member who was an executive officer of ours;

•	Been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of ours;

•
Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of ours; or

•
Is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to us, or receives payments from us, for property or services in an amount that, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director and director nominee, with the exception of Mr. Sawyer, our President and Chief Executive Officer, is independent. The Board determined that the independence of Mr. Williams, Chief Financial Officer of the parent company of Roto-Rooter, and Mr. Grissen, Group President of Marriott International, Inc., is not impaired by the fact that the Company pays Roto-Rooter and Marriott for plumbing and hotel services, respectively. Accordingly, a supermajority of the Board is independent.

Communications with the Board

Shareholders and other interested parties who wish to contact the Board, any individual director or the non-management or independent directors as a group, are welcome to do so by writing to our Corporate Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

Executive Sessions of Non-Management and Independent Directors

In order to promote open discussion among non-management directors, the Board has implemented a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. Shareholders may communicate with the non-management directors as a group by following the procedures described above under “Communications with the Board.”

The independent Chair of the Board presides over executive sessions of the independent and non-management directors. Shareholders may communicate with the presiding director or the independent and non-management directors as a group by following the procedures described above under “Communications with the Board.”

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The composition of these committees at fiscal year-end is set forth below.

	Audit	Compensation	Nominating and Corporate Governance
Daniel G. Beltzman		✓	✓
David J. Grissen	✓ ACFE		✓ Chair
Mark S. Light	✓	✓
Michael J. Merriman		✓ Chair	✓
M. Ann Rhoades	✓	✓
Hugh E. Sawyer
Stephen E. Watson		✓	✓
David P. Williams	✓ Chair, ACFE		✓
ACFE denotes Audit Committee Financial Expert

	Audit	Compensation	Nominating and Corporate Governance
Meetings during fiscal 2017	4	5	4

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under “Corporate Governance” on the “Investor Information” page. The charters are also available in printed form free of charge to any shareholder who requests them by writing to our Corporate Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439. The charters include information regarding the committees’ composition, purpose and responsibilities.

Audit Committee

The Audit Committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy and legal and regulatory requirements.

In carrying out these duties, the Audit Committee maintains free and open communication between the Board, the independent auditor and our management. The Audit Committee meets with management and the independent auditor at least quarterly, generally prior to our earnings releases to discuss the results of the independent auditor’s quarterly reviews and fiscal year-end audit.

The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, the Board has determined that each of Mr. Williams, Mr. Merriman and Mr. Grissen, all whom are independent directors, is an audit committee financial expert (ACFE) for purposes of the SEC rules and possesses accounting or related financial management expertise required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committees of more than three public companies.

Compensation Committee

The primary responsibilities of the Compensation Committee are to determine and approve, or make recommendations to the Board with respect to, the compensation and benefits packages of the executive officers; and to consider and recommend incentive compensation and equity-based plans. The Compensation Committee also reviews director compensation, oversees the evaluation of the CEO, and evaluates its own performance on an annual basis. Additional information about the responsibilities of the Compensation Committee is provided below under “Executive Compensation—Compensation Discussion and Analysis.” The Board has determined that all members of the Compensation Committee also meet the NYSE definition of independence applicable to Compensation Committee members.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership and evaluation. It monitors Board education and orientation of new directors, and manages the annual CEO evaluation. In addition, the Nominating and Corporate Governance Committee assists the Board in the development of and compliance with the Company’s Corporate Governance Guidelines. It also reviews and resolves any director conflicts of interest and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see “Director Nomination Process” below.

Board’s Role in Risk Oversight

One of the key responsibilities of the Board is to develop a strategic direction for the Company and provide management oversight for the execution of that strategy. The Board regularly reviews information regarding our financial, strategic and operational issues, as well as the risks associated with each. While the Board has overall responsibility for risk management, each of the Board committees has supporting responsibility for risk management and makes periodic updates to the full Board. Their specific areas of responsibility are:

•
The Audit Committee discusses and approves policies with respect to risk assessment and risk management.  Throughout the year, its agendas include discussions of the Company’s enterprise risk management program and top risks. The Audit Committee oversees the management of financial risks and monitors management’s responsibility to identify, assess and manage risks.

•	The Compensation Committee is responsible for overseeing our executive compensation programs and reviewing risks relating to our overall compensation plans and arrangements.

•
The Nominating and Corporate Governance Committee manages risks associated with potential conflicts of interest pursuant to our Code of Ethics and reviews governance and compliance issues with a view to managing associated risks.

While each committee is responsible for regularly reviewing, evaluating and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from our Chief Financial Officer, General Counsel, Executive and Senior Vice Presidents and other Company officers and personnel with roles in managing risks. The Compensation Committee is also advised by its compensation consultant, which annually reviews the risk relating to the Company's compensation practices. Our leadership team regularly meets with our General Counsel and head of Internal Audit to discuss and evaluate risk management. Our General Counsel and head of Internal Audit then present their findings for a robust discussion with the Audit Committee and, when appropriate, the Board.

Board Leadership

Since fiscal 2012, our board leadership structure has had separate positions for the Chief Executive Officer and Chair of the Board. In October 2016, upon the recommendation of the Nominating and Corporate Governance Committee, the Board named David Williams as the new Chair. Mr. Williams is one of our independent directors, as was his predecessor as Chair, Stephen Watson. The Board believes that having an independent Chair is an appropriate governance practice to ensure independent Board leadership and is an appropriate leadership structure for our company at this time.

Board Meetings and Attendance

The Board held seven meetings during the fiscal year ended June 30, 2017. Each of the then-serving directors attended, in person or by teleconference, at least 75% of the meetings of both the Board and Board committees on which he or she served. Our Board does not have a formal policy relating to Board member attendance at annual meetings of shareholders; however, our directors are encouraged to attend the meeting each year. At the 2016 annual meeting of shareholders, all but one of the directors attended.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board.

Generally, in order to be considered for nomination, a candidate must have:

•	High professional and personal ethics and values;

•	A strong record of significant leadership and meaningful accomplishments in his or her field;

•	Broad experience;

•	The ability to think strategically;

•	Sufficient time to carry out the duties of Board membership; and

•	A commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board, with due consideration of the requirement of our Corporate Governance Guidelines and NYSE and SEC regulations that at least a majority of the board consist of independent directors. In addition, when considering nominees to the Board and in evaluating the composition of the Board as a whole, the Nominating and Corporate Governance Committee considers the value of diversity. Although we do not have a specific policy on diversity, the Nominating and Corporate Governance Committee considers diversity of gender, race, national origin and executive or professional experience, including skills such as an understanding of the retail industry, the hair-care market, finance, accounting, marketing, technology and international experience, when considering nominees. The Company believes that the principal qualification of a prospective director is the ability to act effectively on behalf of all shareholders.

All shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chair of the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This CD&A describes the basic objectives, principles, decisions and rationale underlying our compensation policies as well as the material elements of the compensation of our executive officers identified below (the “Named Executive Officers” or “NEOs”) for fiscal 2017:

Name	Title	Period of Employment
Hugh E. Sawyer III	President and Chief Executive Officer ("CEO")	April 2017 - present
Daniel J. Hanrahan	Former President and CEO	August 2012 - April 2017
Michael C. Pomeroy	Former Interim Chief Financial Officer	February 2017 - June 30, 2017
Steven M. Spiegel	Former Executive Vice President and Chief Financial Officer	December 2012 - September 2016
Eric A. Bakken	Executive Vice President, President - Franchise, General Counsel and Corporate Secretary, and Former Interim Chief Financial Officer (Sept. 2016 - Jan. 2017)	January 1994 - present
Jim B. Lain	Executive Vice President and Chief Operating Officer	November 2013 - present
Carmen D. Thiede	Former Senior Vice President, Chief Human Resources Officer	October 2013 - July 2017
Annette L. Miller	Senior Vice President, Chief Merchandising Officer	December 2014 - present
Heather L. Passe	Former Senior Vice President, Chief Marketing Officer	July 2012 - February 2017

Key executive team developments during fiscal 2017 that are relevant to this year's executive compensation outcomes are:

•	Mr. Spiegel, our Chief Financial Officer, left the Company in September 2016.

•	Ms. Passe's employment terminated on February 28, 2017.

•	On April 17, 2017, the Board appointed Mr. Sawyer President and CEO of the Company, replacing Mr. Hanrahan.

•	Mr. Bakken temporarily succeeded Mr. Spiegel, serving as Interim Chief Financial Officer from September 2016 to January 2017.

•
From February 1, 2017 to June 30, 2017, Mr. Pomeroy served as Interim Chief Financial Officer, as a contracted service employee under the terms of an engagement letter between the Company and Huron Consulting Services, LLC, his employer ("Huron"). Mr. Pomeroy was paid directly by Huron. He was not eligible for our annual incentive or equity compensation and is excluded from the discussions in this CD&A of how the Compensation Committee sets executive compensation for its executive officers. The fees paid by the Company to Huron for Mr. Pomeroy's services are represented in the Summary Compensation Table under "All Other Compensation."

•
Effective July 1, 2017, Mr. Andrew H. Lacko began to serve as our new Executive Vice President and Chief Financial Officer. Mr. Lacko’s compensation is not included in the discussions of our executive pay for fiscal 2017, but will be included in next year’s proxy statement relating to fiscal 2018.

•	Ms. Thiede left the Company effective July 21, 2017.

This CD&A is organized into the following sections and should be read in conjunction with the detailed compensation tables beginning on page 33.

Pages

Section 1: Executive summary. Provides an overview of our Company and our turnaround, changes to our executive leadership team over the fiscal year, context regarding fiscal 2017 compensation decisions that support our transformation, a summary of 2017 business performance and compensation outcomes, and our Compensation Committee’s focus on responsiveness to our shareholders.
15-19

Section 2: How we design executive pay. Outlines our compensation philosophy, development and uses of the peer group and the roles of the Compensation Committee, compensation consultant and executive officers in the setting of the program.
20-22

Section 3: Elements of the executive compensation program in fiscal 2017. Details each element in our program this year, including applicable performance metrics.	22-29

Section 4: Governance policies and additional compensation-related items. Discusses the policies that support our compensation philosophy, including stock ownership guidelines and post-employment compensation policies, among other topics.
30-32

Section 1: Executive Summary

Our Business and Operating Environment

Regis Corporation is a leader in beauty salons and cosmetology education. The Company owns, franchises and operates beauty salons under trade names including Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters, Roosters and First Choice Haircutters. At June 30, 2017, we owned, franchised or held ownership interests in 9,008 salon locations, primarily in the U.S., Canada, Puerto Rico and the United Kingdom. We also maintain an ownership interest in Empire Education Group.

We operate in a highly competitive industry. In nearly every area in which we operate, there are competitors offering similar hair care services and products at similar prices. Many of our salons are located in strip center and mall-based locations, resulting in many salons being partly dependent on the volume of traffic around these locations in order to generate both service and product revenues. We have experienced a proliferation of alternative channels of distribution, like blow dry bars, booth rental facilities, discount brick-and-mortar and online professional products retailers, as well as manufacturers selling direct to consumers online. In some shopping malls, we have experienced declines in traffic due to changes in consumer preferences favoring retail locations other than malls or online shopping. These trends have each presented challenges to our business in recent years.

The Board hired Mr. Hanrahan as CEO in August 2012 to stabilize the business following multiple years of declining earnings and same-store sales. During his tenure, we made considerable progress, including upgrading our salon infrastructure, strengthening our balance sheet, growing our franchise business, and posting our first positive same-store sales and earnings growth since 2008 in fiscal year 2016. However, in recognition of continued performance challenges and the Board's belief that an aggressive turnaround strategy was necessary, the Board determined to make a change and hire Mr. Sawyer as President and CEO, effective April 17, 2017.

Leadership Changes to Drive our Transformation

After conducting a robust review of our restructuring efforts and growth opportunities, the Board appointed Mr. Sawyer as President and CEO in April 2017. Having served as CEO of eight companies prior to Regis, often in highly complex turnaround situations, Mr. Sawyer brings deep experience in executing strategic transformations and implementing operational improvements to drive growth. In addition, he most recently served as a leader of Huron Consulting Group’s Operational Improvement Service Line and worked on-site evaluating our business during the six months prior to his CEO appointment. Mr. Sawyer also has significant governance experience, having served on thirteen boards of directors. In evaluating Mr. Sawyer as a CEO candidate, the Board believed that both his deep turnaround skill set and his strong pre-existing knowledge of Regis would enable him to effectively lead our transformation.

Immediately after joining us as President and CEO, Mr. Sawyer worked with the Board to re-shape the executive team in order to accelerate our turnaround. Selected executive leadership team appointments since April include the appointment of Mr. Bakken to the newly-established role President - Franchise and key appointments of a Chief Financial Officer, Chief

Marketing Officer, Chief Human Resources Officer, Vice President of Walmart Relations and Vice President - Creative. The Board believes that our refreshed, highly skilled management team is well-positioned to execute our turnaround and has a strong sense of urgency to create sustainable value for our shareholders.

Decisive Actions during Fiscal 2017 to Improve Company Performance

In response to recent challenging performance, the Board and management have taken significant actions to accelerate our critical turnaround. Key steps include:

➢	October 2016
Appointed Mr. Williams as the new Chair of the Board

Announced a strategic shift towards the ongoing growth of our franchise business and accelerated sales of certain company-owned stores to new and existing franchisees

➢	November 2016	Initiated engagement with Huron Consulting Group to develop execution strategy for shift to expanded franchise model
➢	January 2017	Began franchising our SmartStyle brand
➢	April 2017	Executed a CEO transition, appointing Mr. Sawyer, a seasoned turnaround expert with highly relevant expertise, to accelerate our transformation
➢	May 2017	Announced our consideration of strategic alternatives for our mall-based salons
➢	July 2017
Announced a field reorganization of the company-owned salons by brand/concept to enable our field leadership to focus on quality guest experiences, enable improved salon execution, drive same-store sales, traffic growth and simplify our operations

➢	August 2017
Redefined our reportable segments, which provides investors increased transparency to our franchise business
                                                                                                                                                                                              Updated shareholders on our recent initiatives, including a 120-day plan to stabilize performance and establish a platform for longer-term revenue and earnings growth in company-owned salons by focusing on strategic pricing, stylist scheduling, and simplifying our business while focusing on our brands to drive traffic and grow revenues

Our actions over the past year are aimed at accelerating profitable revenue growth, optimizing the balance sheet and creating value for our shareholders.

Executive Compensation Overview for Fiscal 2017

Our executive compensation programs are based on our belief that attracting, retaining and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board. Accordingly, our executive compensation programs are designed to reward executives for achievement of our financial and business goals, while also aligning our executives’ interests with those of our shareholders. The below table provides additional detail on each element of executive compensation in fiscal 2017.

Element	Form	Metric	Performance Period	Objective
Base Salary	Cash	Fixed	N/A	Provide a base level of compensation for executive talent
Annual Non-Equity Cash Incentive ("Bonus")	Cash	Cash Flow per Share (70%)	1 year	Motivate executives to meet and exceed objectives aligned with our annual strategic plan
Same Store Sales % Change (30%)
Long-Term Incentive Compensation	Performance Stock Units (PSUs) 60% *	Adjusted EPS*	3 years*	Provide market-competitive equity-based compensation opportunities that enhance executive retention while aligning interests of executives and shareholders
	Restricted Stock Units (RSUs) 40%	Time-Based Vesting (value driven by stock price)	Vest ratably over 3 years
* Change for fiscal 2017. Please see “Recent Compensation Program Changes Incorporate Shareholder Feedback” below for additional detail.

Key Fiscal 2017 Compensation Decisions Support our Transformation

During fiscal 2017, the Compensation Committee (the “Committee”) made several decisions relating to the Company’s compensation programs to accelerate our turnaround and incentivize management to drive value creation for our shareholders.
Compensation Changes Galvanize Executives around Expanding our Franchise Model

To help catalyze our strategic shift toward growing our franchise business and retain key leaders throughout the organization, the Committee made two key changes in January 2017:

•	Provided key leaders, excluding our CEO, with a supplemental performance-based retention award

•
Awards vest based on achievement of challenging, pre-defined objectives for growing our franchise business, measured through June 2018; payout requires a five-fold increase in the pace of sales of company-owned salons to franchisees

•
This award is designed to maintain continuity during a critical period and specifically incentivize our leadership team to take actions that will drive franchise-growth goals, during a time of considerable uncertainty and necessary business transformation

•	Amended our broad-based severance policy

•
Included a temporary policy to accelerate vesting of certain equity awards for employees who are involuntarily terminated without cause through August 31, 2018, as well as a longer-term shift to lump sum payments and allowing non-competitive employment without offset during the severance period

•
These policy amendments establish an incentive for our employees and management team to focus on execution during a critical period of our turnaround despite meaningful uncertainty due to transformation, leadership changes, and business structure changes.

Key Committee Decisions in Connection with our Leadership Transition
The Committee made several decisions during fiscal 2017 in connection with changes in our leadership team:

•
Compensation structure for new President and CEO, Mr. Sawyer: The Committee determined to link the vast majority of his compensation to share price improvement in order to create immediate alignment with shareholders and emphasize value creation as a clear objective of our turnaround.

Hugh Sawyer Initial Compensation
Base Salary	Annual salary of $950,000
Cash Bonus	Cash bonus of $585,000 in consideration of forfeited compensation from his prior employer
Long-Term Equity Incentive
Long-term equity awards with an aggregate value of $5 million to establish an immediate connection to long-term stock performance
➢ $4 million stock-settled Stock Appreciation Rights (SARs); $1 million performance-contingent RSUs
➢ While each award will vest after a two-year period, SARs will not become exercisable and RSUs will not be settled until three years after the grant date

76% of Mr. Sawyer’s at-hire compensation is tied to performance

Mr. Sawyer will not receive additional annual incentive (bonus) and equity awards until fiscal 2018 and for fiscal 2019, respectively:

Hugh Sawyer Ongoing Compensation
	Fiscal 2017	Fiscal 2018	Fiscal 2019
Base Salary	$950,000	$950,000 (1)	$950,000 (1)
Annual Incentive (Bonus) Target	-	$1,092,500 (1)	$1,092,500 (1)
Long-Term Equity Incentive	-	-	TBD (2)

Sign-On Bonus	$585,000
Initial Equity Awards	$5,000,000
(1) May be increased in the Committee's discretion.
(2) The Committee has not yet determined the value of this grant. The prior CEO, Mr. Hanrahan, received $2,600,000.

•
Payments in connection with the termination of Mr. Hanrahan and Ms. Passe: The Committee authorized severance payments to both executives upon termination that were consistent with our severance policies, as amended, including payment for their earned but unvested PSU awards.

Please see "Other Compensatory Decisions During Fiscal 2017" for additional detail on each of the above compensation decisions.
2017 Pay-For-Performance Results

When setting executive compensation for fiscal 2017, the Committee continued its focus on incentivizing management to both create shareholder value and return excess capital to our shareholders, by setting challenging performance expectations compared to fiscal 2016's results for same-store sales and cash flow per share and once again delivered executive pay opportunities primarily through performance-based elements of pay.

For fiscal 2017, the Company reported a net loss of $16.1 million, or a loss of $0.35 per share, compared to a net loss of $11.3 million, or a loss of $0.23 per share in the prior year. Total revenue decreased 5.5%, to $1,691.9 million, and same-store sales decreased 1.8% year over year. However, the Company's franchise business continues to grow, and we announced royalties of $48.3 million compared to $47.5 million for the previous year as well as a change in segment reporting that gives investors greater transparency to the franchise business. Though these year-long results did not meet our expectations, we saw improvement in the fourth quarter of the year, which we believe was due to initiatives introduced by our new CEO, Mr. Sawyer, including actions related to his 120-day plan.

Given the strong performance orientation, actual compensation outcomes were below target for all of the Named Executive Officers. Specifically, while the annual cash incentive was earned at only 42% of target as a result of achieving above-threshold performance in cash flow per share (focused on effective and efficient Adjusted EBITDA growth, as defined below,) and below-threshold performance in same-store sales growth, the Committee exercised negative discretion in deciding not to pay out any cash incentives to the Company's officers (Vice President and above) in light of overall performance in fiscal 2017. We believe that the Committee’s decision reflects a program that drives accountability and pay-for-performance alignment.

Recent Compensation Program Changes Incorporate Shareholder Feedback

The Committee, the Board and executive leadership are committed to considering the perspectives of our shareholders on all aspects of our business, including executive compensation.

Following our 2015 Say-on-Pay vote, management and members of our Board, including the Chair of the Committee, conducted robust, productive engagement with our shareholders to solicit their views on our executive compensation program. We reached out to our top ten largest shareholders, representing approximately 64% of our common stock in total, and held meetings with holders of approximately 56% of our common stock. Feedback from engagement was relayed to our full Committee, informing the Committee’s broader review of our executive compensation program during fiscal 2016. Accordingly, the Committee implemented a number of compensation changes that directly respond to our shareholders and that enhance alignment with our strategic goals. The majority of these program enhancements became effective in fiscal 2017.

Key Shareholder Feedback Area / Theme	Actions Taken	Effective
Performance Stock Units One-year performance period is not adequately long term
The Committee increased the performance period for PSUs from one year to three years

In addition, the Committee moved to further emphasize performance awards and full-value awards in our long-term incentive program: fiscal 2017 long-term awards comprise 60% PSUs and 40% RSUs, compared to 40% PSUs, 40% SARs, and 20% RSUs in prior years
FY 2017
Overlapping Performance Metrics Same metrics, targets and weightings in both the short- and long-term incentive programs is problematic
The Committee established separate metrics, targets and weightings for the short- and long-term incentive programs:

➢ Short-term award payouts are based on Company performance against cash flow per share (weighted 70%) and same-store sales (weighted 30%)

➢ PSU awards are based on three-year cumulative pre-tax adjusted EPS performance
FY 2017
Peer Group Benchmarking process includes too many larger peers
The Committee reviewed and revised our peer group

➢ Removed three former peers with significantly higher revenues and/or market cap that are not in our industry

➢ Included two new peers used by both leading proxy advisory firms in their fiscal 2016 reports
FY 2017
Disclosures of Adjustments with regard to Key Incentive Metrics Adjustments made for compensation purposes to Adjusted EBITDA and CAPEX made it difficult to ascertain rigor of goals
Starting with our 2016 proxy statement, we included a table detailing the adjustments used by the Committee for compensation purposes from GAAP to Adjusted EBITDA in years that we made a payout based on these metrics
FY 2016

After disclosing these changes in our proxy statement last fall, we received strong support for our Say-on-Pay vote at our 2016 annual meeting of shareholders. Our Committee and Board remain committed to engaging with our shareholders to discuss our executive compensation programs, especially as we execute our transformation to drive value creation for our investors.

Positioning Our Executive Compensation Programs for the Future
The Committee remains committed to delivering appropriate and competitive total direct compensation for our NEOs, with a significant portion of that compensation being performance-based, and to administering its programs in a manner consistent with good governance practices. The Committee anticipates the Company’s compensation programs and policies will evolve in connection with the transformation of our business, under the leadership of our new CEO.
To assist with this effort, the Committee retained a new compensation consultant in July 2017 to advise the Committee on executive compensation decisions for fiscal 2018 and beyond.  The Committee selected Pay Governance as its new consultant and directed Pay Governance to conduct a holistic review of the Company’s executive compensation programs and practices. This work is currently ongoing. In addition, Pay Governance is assisting the Committee in considering appropriate changes to our incentive compensation metrics in light of the transformation of our business.

Section 2: How We Design Executive Pay

Compensation Philosophy

The Committee has adopted a compensation philosophy that centers on the following guiding principles:

•	Generally target total direct compensation at the market median, with the following considerations:

•
Achieving our desired competitive position will occur over time and will consider not only the total program value, but also the reward vehicles that are used (i.e., performance-based incentives versus fixed benefits).

•
Moving toward the market median will consider our size and performance relative to peers (noted below) to ensure that targeted compensation is appropriately calibrated and that realizable compensation is consistent with absolute and relative performance.

•	Align with shareholder interests by designing a compensation portfolio that pays for performance.

•
For fiscal 2017, as in 2016, the Committee incentivized management to drive increases in cash flow per share, as it believed increasing cash flow per share is a leading indicator for eventual stock price appreciation. It also tied compensation to increases in same-store sales, as in past years.

•
For fiscal 2017, the Committee moved to further emphasize performance awards and full-value awards in its long-term incentive program. Long-term awards were made up of two components (60% PSUs and 40% RSUs), compared to 40% PSUs, 40% SARs, and 20% RSUs in prior years.

•
For fiscal 2017, the Committee adopted a new performance measure for the PSUs and increased the performance period of those units to three years. This performance measure is cumulative adjusted earnings per share because we believe that improvements in this measure correlate to increased stock price performance and encourage the leadership team to deliver sustained financial performance.

The Committee also recognizes the need to remain flexible to address particular circumstances as they arise so that we can remain competitive in retaining talent and incentivize executives to achieve our current strategic objectives. During fiscal 2017, the Board replaced the Company's CEO, and the Committee designed the equity awards made in connection with the commencement of Mr. Sawyer's employment to tie his compensation directly to the extent to which he increases the Company's stock price over his first two years as CEO. See "Compensatory Arrangements with Mr. Sawyer."

Review of External Market Data

The Committee considers compensation in the external market as one factor in its executive compensation decisions, both relevant broad retail industry data and data from a group of companies it considers its peers. At the beginning of fiscal 2017, with the assistance of its independent compensation consultant, Willis Towers Watson, the Committee reviewed and revised the list of companies in its peer group, which was first selected in 2013.

After review, the Committee re-aligned its peer group, eliminating three companies formerly used as peers that now have significantly higher revenues and/or market capitalization and are not in the Company's industry (Advance Auto Parts, Keurig Green Mountain, and H&R Block) and adding two new peers that are similar to the Company in revenue and/or market capitalization and are in similar industries (multi-unit, quick-service restaurants Ruby Tuesday and Buffalo Wild Wings, both of which are also franchisors).

Boyd Gaming Corp.	Fred’s, Inc.	Ruby Tuesday
Brinker International, Inc.	Jack in the Box, Inc.	Sally Beauty Holdings, Inc.
Buffalo Wild Wings	Outerwall, Inc.	Service Corporation International
Cracker Barrel Old Country Store	Panera Bread Co.	The Cheesecake Factory, Inc.
DineEquity, Inc.	Penn National Gaming, Inc.	Ulta Beauty, Inc.
Fossil Group, Inc. (1)	Revlon, Inc.
(1) Note that Fossil Group, Inc. is excluded for purposes of benchmarking Chief Executive Officer compensation because its chief executive officer does not receive any annual compensation.

The Committee reviewed the compensation of its then-NEOs against this revised peer group in early fiscal 2017 as part of its determination of fiscal 2017 compensation. In addition, it received broader retail market data from multiple survey sources, including Towers Watson Compensation DataBank-Retail Industry; Towers Watson Compensation Survey Report-Retail Industry; and Mercer Retail Industry Survey. Data from these broader sources were adjusted to our revenue size.

Role of the Compensation Committee

The Committee is charged with developing and administering the base salary, annual and long-term incentives, and benefit programs for our executive officers. Our annual incentive program is typically referred to as our “bonus” program, and it is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. In developing our compensation programs, a basic objective for the Committee was that the total compensation awarded to the NEOs be fair, reasonable and competitive in relation to the median compensation for similar positions within our peer group, as identified above, as well as in the broader retail market. This objective is consistent with our executive pay philosophy.

The primary purpose of the Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers. Accordingly, the primary duties and responsibilities of the Committee are:

•	to determine and approve, or make recommendations to the Board with respect to, the compensation of all executive officers; and

•	to consider and recommend the structure of, and changes to, our incentive compensation, equity-based plans and benefit programs.

Role of Executive Officers in Compensation Decisions

The Committee believes that in order for our executive compensation programs to be effective, management must have an opportunity to provide input. Committee meetings during fiscal 2017 were regularly attended by our Chief Executive Officer; Chief Administrative Officer, Corporate Secretary and General Counsel; Chief Human Resources Officer; and other executives as needed. In particular, our Chief Executive Officer has an opportunity to present materials and discuss management’s views regarding compensation issues. Our Chief Executive Officer furnishes his input to the Committee on the compensation of the Company’s executive officers, including the other NEOs, and he may be present during deliberations and voting on the other executives’ compensation. However, our Chief Executive Officer was not present during deliberations and voting regarding his own compensation or during other executive sessions of the Committee.

Role of the Independent Compensation Consultant

Throughout fiscal 2017, the Committee used Willis Towers Watson as an independent consulting firm to provide executive compensation consulting services to the Committee. The Committee assessed Willis Towers Watson’s independence pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee.

In advising the Committee, Willis Towers Watson prepared competitive pay analyses regarding both the peer group and the broader retail market for the elements of annual compensation and provided information on the performance of our business compared to the peer group. Based on these analyses, Willis Towers Watson advised the Committee on the level and design of the annual compensation programs for our executive officers. The Chair of the Committee worked directly with Willis Towers Watson to determine the scope of the work needed to assist the Committee in its decision-making processes. Willis Towers Watson worked with management, at the direction of the Committee, to fully understand the future business direction and the historical, current and desired future direction of our pay policies and practices, as well as to facilitate the development of our compensation strategies, including the approach to determining compensation levels.

In July 2017, the Committee retained a new compensation consultant to advise the Committee on executive compensation decisions for fiscal 2018 and beyond.  The Committee selected Pay Governance as its new consultant, replacing Willis Towers Watson.  In connection with its selection of Pay Governance, the Committee assessed Pay Governance’s independence pursuant to applicable SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Pay Governance from independently advising the Committee.

Section 3: Elements of the Executive Compensation Program in Fiscal 2017

Target Compensation Mix for Fiscal 2017

The Committee established the mix of base salary and incentive compensation by referencing market practices for total direct compensation and for each element, subject to adjustments in the Committee’s discretion based on company-wide and individual performance factors. In developing the total direct compensation package for an NEO, the Committee considered the internal relationship of pay across all executive positions. To tie compensation to performance, the Committee structured annual non-equity incentive compensation and the performance-based element of long-term incentive compensation in a manner that provided the opportunity to earn above market compensation for results above target, and below market compensation when the target is not achieved. Target total compensation for Mr. Hanrahan, our former CEO, was slightly higher than fiscal 2016 due to an increase in his long-term incentive award value, and average target total compensation increased slightly for our other NEOs on average due primarily to increases in base salary, as discussed below.

Base Salary Decisions for Fiscal 2017

The Committee, assisted by its independent compensation consultant, increased the base salaries of most of our NEOs, other than Mr. Hanrahan, near the beginning of fiscal 2017. These increases took into account both salary and target total compensation against market comparisons, as well as each individual's historical increases. Before this action, base salary was generally flat from fiscal 2013 through 2016, absent promotions and newly hired executives.

	Base Salary at June 30, 2016 (Annualized) ($)	Base Salary at June 30, 2017 (or Date of Termination, if earlier) (Annualized) ($)	Increase (%)
Daniel J. Hanrahan	850,000	850,000	-
Steven M. Spiegel	400,000	440,000	10
Eric A. Bakken	450,000	495,000	10
Jim B. Lain	400,000	400,000	-
Carmen D. Thiede	360,000	400,000	11
Annette L. Miller	360,000	375,000	4
Heather L. Passe	360,000	375,000	4

 Annual Incentive Decisions for Fiscal 2017

Annual non-equity incentive compensation (“AIC”) for our NEOs is determined each year under our Short Term Incentive Plan (the “Short Term Plan”). The AIC earned by our NEOs for fiscal 2017 is reported under the “Non-Equity Incentive Plan” column of the Summary Compensation Table. AIC amounts are governed by the Short Term Plan and the AIC performance criteria, and payout levels are set each year by the Committee, in accordance with the terms of the Short Term Plan. The target AIC amounts are established by the Committee as a percentage of base salary. Fiscal 2017 target AIC was flat year over year for the continuing executives. Mr. Sawyer is first eligible to earn an annual non-equity incentive award in fiscal 2018 at a target of 115% of his base salary, pursuant to his employment agreement.

	Target AIC (as a Percentage (%) of Salary)	Target AIC ($)
Daniel J. Hanrahan	125	1,062,500
Steven M. Spiegel	60	264,000
Eric A. Bakken	60	297,000
Jim B. Lain	60	240,000
Carmen D. Thiede	50	200,000
Annette L. Miller	50	187,500
Heather L. Passe	50	187,500

Each year, the Committee evaluates our annual strategic plan to determine if the financial metrics are appropriate to measure achievement of our objectives and to motivate executives, and sets corresponding financial metrics to be included in the AIC awards. For fiscal 2017, the Committee established the following metrics:

Performance Measure	Weighting	Performance Goal		Award Multiplier
1. (Adjusted EBITDA - CAPEX) divided by Fully Diluted Outstanding Shares ("cash flow per share")	70%	Maximum	$1.79 per share	200%
		Target	$1.37 per share	100%
		Threshold	$1.24 per share	50%

2. Same-Store Sales (SSS) Percentage Change	30%	Maximum	4%	200%
		Target	1%	100%
		Threshold	0%	50%

In fiscal 2017, the Committee determined to use essentially the same performance measures as fiscal 2016, with target performance goals set higher than the prior year's actual results. The Committee set the target for payouts on fiscal 2017 cash flow per share performance at $1.37 per share, compared to the fiscal 2016 actual result of $1.28. For same-store sales, the Committee similarly set a target of 1.0% growth, compared to fiscal 2016's actual performance of an increase of 0.2%.

Under the terms of the plan, actual performance for fiscal 2017 would have resulted in a payout of 42.39%, based on same-store sales results falling below threshold goals at a decrease of 1.8% and cash flow per share results slightly exceeding threshold goals, at $1.27. However, based on its assessment of the overall performance of the Company, the Committee exercised its negative discretion to provide that no annual incentive amounts would be paid to any of the Company's officers, defined for these purposes as the Vice Presidents and above, for fiscal 2017.

Actual AIC ($)
Daniel J. Hanrahan	$0
Steven M. Spiegel	N/A
Eric A. Bakken	$0
Jim B. Lain	$0
Carmen D. Thiede	N/A
Annette L. Miller	$0
Heather L. Passe	$0

In setting the metrics for fiscal 2017, the Committee defined Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, adjusted to exclude equity in income (loss) of affiliated companies, discontinued operations and identified discrete items impacting comparability for each respective period (i.e., expenses, charges, or favorable or unfavorable impacts of extraordinary, unusual, infrequent or non-recurring items and other similar items) including, for fiscal 2017, discrete items that arise during the course of the year, severance charges incurred in strategically reorganizing our teams in the field and position eliminations, tax charges or benefits arising from regulatory audits, unusual costs associated with labor or employment claims and issues, impacts from new labor overtime rules in excess of budgeted amounts, sales of divisions or businesses, impact of Affordable Care Act auto-enrollment, and foreign currency gains or loss variances from budgeted assumptions. The Committee defined CAPEX as the purchase of tangible fixed assets held for use in the operation of the business, classified as property and equipment, including accruals of capital expenditures received but not paid for by the end of the fiscal year, reduced by certain tenant allowance receipts and cash proceeds from sales of property to franchisees (to the extent of our net carrying value in such property). Outstanding shares were defined as the number of fully diluted outstanding shares at the end of the performance period.

Long-Term Incentive Decisions for Fiscal 2017

The Committee considers equity-based long-term incentive compensation (“LTI”) to be critical to the alignment of executive compensation with the creation of shareholder value. Therefore, LTI represented more than half of Mr. Hanrahan's compensation at target, and 35% of the other NEOs' compensation, on average. The Committee set the value of LTI awards to our then-current NEOs at the beginning of fiscal 2017 as follows:

Target Value of Long-Term Incentive ($)
Daniel J. Hanrahan	2,600,000
Steven M. Spiegel	400,000
Eric A. Bakken	400,000
Jim B. Lain	400,000
Carmen D. Thiede	250,000
Annette L. Miller	250,000
Heather L. Passe	400,000

For fiscal year 2017, the Committee changed the targeted long-term incentive mix for the NEOs.  Specifically, the Committee moved from using three vehicles (40% PSUs, 40% SARs and 20% time-based RSUs) to using two vehicles (60% PSUs and 40% RSUs).  This change was made to further emphasize the performance-based element of the program (PSUs) by making it the majority of the weight, while recognizing that a time-based element will drive retention during the business transformation.

Increased Emphasis on Performance-Based Long-Term Compensation in Fiscal 2017
2016 LTI Mix	2017 LTI Mix
40% PSUs	60% PSUs
40% SARs
40% RSUs
20% RSUs

We use the term performance stock units, or PSUs, to denote grants of stock units that are earned based on the achievement of the performance goals established by the Committee. PSUs granted in fiscal 2016 and earlier had a one-year performance period, after which any earned units had an additional two-year service-based vesting requirement, prior to settling in shares of stock.  Beginning with PSUs granted in fiscal 2017, the PSUs have a three-year performance period, at which time any earned units settle in shares of stock.

All of our long-term equity incentive compensation awards for fiscal 2017 were granted pursuant to our 2004 Amended and Restated Long Term Incentive Plan (the "2004 Long Term Plan"). For our equity awards, the grant date for the awards is the date the grant becomes effective. The terms of these awards are described in more detail below in the narrative accompanying the Grants of Plan-Based Awards in 2017 table. The 2004 Long Term Plan was replaced in October 2016 by our 2016 Long Term Incentive Plan (the "2016 Long Term Plan"), upon approval by our shareholders.

Upon grant, LTI awards to our NEOs for fiscal 2017 were as follows:

	60% PSUs (# Granted)	40% RSUs (#)	Total Value (at Target) ($)
Daniel J. Hanrahan (1)	124,105	82,736	2,600,000
Steven M. Spiegel (1)	19,093	12,728	400,000
Eric A. Bakken	19,093	12,728	400,000
Jim B. Lain	19,093	12,728	400,000
Carmen D. Thiede	11,933	7,955	250,000
Annette L. Miller	11,933	7,955	250,000
Heather L. Passe (1)	19,093	12,728	400,000
(1) The fiscal 2017 PSUs granted to Mr. Hanrahan, Mr. Spiegel, and Ms. Passe were forfeited upon their termination of employment.

In addition to changing the long-term incentive mix, the performance measure used in the PSUs was changed to Adjusted Earnings Per Share (EPS).  The Committee made this change for several reasons:

•	Consistent with investor feedback and our longer term objectives, this ended the use of same-store sales and cash flow per share in both the short-term and long-term incentive plans;

•	Also, consistent with investor feedback and our longer term objectives, this allowed us to set a three-year goal, as opposed to a one-year goal; and

•
The Committee chose Adjusted EPS because it believed that it is a measure that directly aligns with stock price performance and, when measured over a three-year period, will encourage sustained value creation and pay-for-performance.

While the Committee received and considered input from some of the Company's shareholders that prefer the use of a relative metric in long-term incentive design, it ultimately decided that a relative metric was not the right fit for the Company at this time because the Company does not have true peers on which to form that comparison. As the largest publicly-traded hair salon company, for peer group purposes the Committee looks primarily to quick-serve restaurant chains like Panera and Ruby Tuesday as well as companies in the beauty industry which have very different operations, like Revlon and Ulta.

The Committee defined Adjusted EPS as the Company's cumulative pre-tax earnings per share, adjusted to exclude any income (loss) attributable to its investment in its affiliate Empire Education Group, and identified discrete items impacting comparability for each respective period (i.e., expenses, charges, or favorable or unfavorable impacts of extraordinary, unusual, infrequent or non-recurring items and other similar items), consistent with those set forth in the definition of "Adjusted EBITDA" above. It is computed on a cumulative basis (that is, Adjusted EPS for fiscal 2017 plus Adjusted EPS for fiscal 2018 plus Adjusted EPS for fiscal 2019), and in calculating each year's result, uses the fully diluted outstanding shares at the end of that fiscal year.

The fiscal 2017 PSUs have a three-year performance period, from July 1, 2016 to June 30, 2019. After conclusion of the performance period, the number of PSUs earned will vest immediately upon certification by the Committee. The number of units earned will depend on the extent to which performance goals are attained, as follows (with interpolation between):

Performance Measure	Extent to which Performance Goal is Reached	Award Multiplier to # of Units Earned
Adjusted EPS	Maximum	200%
	Target	100%
	Threshold	50%

The Committee established the target for the fiscal 2017 PSUs with reference to the forecasts for fiscal 2017, 2018 and 2019 performance developed in management's 2016 three-year operating plan, which represented an expectation of improved performance relative to the Company's prior financial results. The Committee set challenging metrics for executive compensation by setting the target 15% above management's forecasted growth in earnings for fiscal 2017, for example. As discussed, fiscal 2017 results were disappointing in comparison to plan. Our future earnings per share will be heavily influenced by the transformation in process in our business, and it is uncertain whether, and to what extent, the fiscal 2017 PSUs will be earned.

Other Compensatory Decisions During Fiscal 2017

During the past year, our company experienced numerous meaningful changes, which the Board and Committee believe will ultimately help position the Company for future success. Most critically, we announced a strategic shift to accelerate and expand our franchise model. In an effort to support retention of key talent and incentivize successful efforts to expand the franchise model and reduce the number of company-owned salons that we manage, the Committee approved the following arrangements:

Changes to Severance Program

In January 2017, the Committee adopted a temporary policy under which employees who are terminated by the Company without cause through August 31, 2018 are entitled to accelerated vesting of unvested RSUs and SARs. This includes acceleration or payment in cash for the value of any earned but unvested PSUs that would otherwise be forfeited upon an executive's involuntary termination without cause, as they remained subject only to time-based vesting requirements. The Committee determined, at the discretion of the CEO (or in the case of our CEO, the Committee), that such payments were equitable because the performance conditions had been satisfied during the executive's leadership. The Committee implemented this change to reinforce our focus on strong execution during a critical turnaround period, despite the dynamic nature of our organizational structure.

At the same time, the Committee provided that any future severance payments would be paid in a lump sum upon termination, rather than as salary continuation (whenever feasible without adverse tax consequences to the employee), and that, for employees with employment agreements under which cash severance would be offset by earnings from other employment, the Committee provided that cash severance would no longer be offset by earnings from non-competitive employment (as determined according to the terms of their employment agreement). These changes were also adopted to incentivize executives to remain with the Company through its transformation in spite of the uncertainty caused by strategic change.

These policy changes do not apply to Mr. Sawyer, as specified in his employment agreement.

Special Incentive Program Based on Franchise Goals

The Committee also adopted a supplemental performance-based cash retention program for certain leaders below the CEO level, to align their compensation with the strategic emphasis towards the growth of our franchise business and to maintain continuity during a critical 18-month period in our transformation. The NEOs who are eligible, and the maximum amounts they may earn under this program, are as follows:

Maximum Value of Special Retention Incentive ($)
Eric A. Bakken	445,500
Jim B. Lain	360,000
Carmen D. Thiede	300,000
Annette L. Miller	281,300
Heather L. Passe	281,300

The actual amount earned will depend on the achievement of certain objectives related to our franchise business during the 18-month period from January 1, 2017 to June 30, 2018. The achievement of these objectives would represent a more than five-fold increase in the pace of sales of company-owned salons to franchisees. In execution of these objectives, management has taken aggressive action to open the SmartStyle brand to franchisees for the first time in the U.S. during the second half of fiscal 2017, as well as acceleration of sales of other salons to franchisees.

If participants are involuntarily terminated without cause, they would receive a payout after the end of the performance period based on the Company’s actual results. Participants who voluntarily terminate employment, such as Ms. Thiede, forfeit their right to an award. Any bonus received under this program would be in addition to any amounts received pursuant to the Company’s annual incentive plan.

In addition to our strategic emphasis towards the growth of our franchise business, fiscal 2017 was also a time of changes in our executive leadership, and the Committee approved the following special compensatory arrangements:

Compensatory Arrangements with Mr. Sawyer

In April 2017, the Board appointed Mr. Sawyer as President and CEO, replacing Mr. Hanrahan. In connection with his appointment, the Company entered into an employment agreement with Mr. Sawyer with an initial term of three years, and thereafter renewing annually. He is entitled to an annual base salary of $950,000, a target annual bonus opportunity of 115% of his annual base salary (with eligibility beginning in fiscal 2018), and a sign-on bonus of $585,000 to compensate him for forfeited compensation from his former employer (furthermore, a pro-rated portion of this bonus must be repaid if he terminates employment under certain circumstances, such as voluntary termination without Good Reason within the first year of his start date). The Company also agreed to reimburse Mr. Sawyer up to $175,000 for temporary housing expenses for 18 months and to pay him any unspent portion if he remains employed after 18 months.

In addition, the Committee approved sign-on equity awards to Mr. Sawyer with an aggregate value of $5.0 million, comprised of approximately $4.0 million of stock-settled SARs and $1.0 million of performance-contingent RSUs. Mr. Sawyer’s initial equity awards are scheduled to vest on the second anniversary of the date of grant subject to his continued service through that date, and in the case of his RSUs, also subject to the satisfaction of performance goals related to the Company’s stock price, and subject in each case to certain accelerated vesting events. Furthermore, his SARs will not become exercisable and his RSUs will not be settled until the third anniversary of the date of grant, and his SARs will be exercisable until the tenth anniversary of the date of grant. Mr. Sawyer did not receive an additional equity grant when the Company made its fiscal 2018 annual equity grants in August 2017. Commencing August 2018 (for fiscal 2019), Mr. Sawyer will be eligible to receive annual equity grants commensurate with his position.

The Committee designed Mr. Sawyer's compensation to be strongly performance-based, both upon hire and on an ongoing basis, with 76% of his compensation at hire and approximately 80% in future years tied to the Company's performance. In addition, Mr. Sawyer will not receive an annual incentive award for fiscal 2017 or a long-term incentive for fiscal 2018.

	Fiscal 2017 ($)	Fiscal 2018 ($)		Fiscal 2019 ($)
Base Salary	950,000	950,000	(1)	950,000	(1)
Annual Incentive (Bonus) Target	-	1,092,500	(1)	1,092,500	(1)
Long-Term Incentive Award	-	-		TBD	(2)

Sign-On Bonus	585,000	-		-
Sign-On Equity	5,000,000	-		-
(1) May be increased in the Committee's discretion.
(2) The Committee has not yet determined the value of this grant. The prior CEO, Mr. Hanrahan, received $2,600,000.

The Committee believes that the sign-on equity grants to Mr. Sawyer were appropriate and in the best interests of the Company because they:

•	Immediately align Mr. Sawyer's compensation with the Company's shareholders

•	Give Mr. Sawyer an opportunity to share in value created by stock price appreciation since he joined the Company

•	Reflect the market for CEO talent in our industry and among our peer group

•	Represent a one-time grant that was not supplemented by an annual equity grant for fiscal 2018

The Committee, assisted by its independent compensation consultant, Willis Towers Watson, structured Mr. Sawyer's sign-on equity awards so that they have value only if the Company's stock price increases within the next two years from the stock price prior to the date the Company announced Mr. Sawyer's appointment. The equity awards consist primarily of SARs, which only provide the holder with value if the stock price increases. In addition, 20% of the value at grant was in performance-contingent RSUs, which include a performance condition that provides that they will vest only if the Company's stock price reaches certain levels by the two-year anniversary of the date of grant.

Separation Agreement with Mr. Hanrahan

In connection with the termination of Mr. Hanrahan's employment, he received the severance benefits triggered by a termination without cause under his employment agreement, as amended, the terms of his outstanding equity awards, and the policies of the Company applicable to terminations without cause, including payment for his earned but unvested PSUs, as reflected in “Changes to Severance Program” above. These amounts are detailed below under “Potential Payments Upon Termination or Change in Control — Actual Payments upon Termination to NEOs No Longer Employed” below. As a condition of these payments, pursuant to his employment agreement, Mr. Hanrahan was required to execute a separation agreement, which included non-competition and non-solicitation provisions as well as a release of claims.

Separation Agreement with Ms. Passe

Ms. Passe received the severance benefits triggered by a termination without cause under her employment agreement, as well as the policies of the Company applicable to terminations without cause, including payment for her earned but unvested PSUs. She also received a commitment to reimbursement for certain career transition services. These amounts are detailed below under “Potential Payments Upon Termination or Change in Control — Actual Payments Upon Termination to NEOs No Longer Employed” below. As a condition of these payments, pursuant to her employment agreement, Ms. Passe was required to execute a separation agreement, which included non-competition and non-solicitation provisions as well as a release of claims.

Other Outstanding Awards

From time to time, the Committee may also make equity grants in other circumstances, such as recruiting new executive talent, upon the promotion of an executive, and to retain key individuals. During the past three fiscal years, we have made the following special grants, which remained outstanding as of June 30, 2017. These are also reflected in the Outstanding Equity Awards table below.

•	Sign-on Equity Awards to Mr. Sawyer in April 2017, as detailed above under "Compensatory Arrangements with Mr. Sawyer."

•	Sign-on Equity Awards to Ms. Miller in December 2014, of RSUs and SARs (reflecting the Company's share price on the date of her commencement of employment), vesting in December 2017.

•
Retention RSU Grants in August 2014, to the then-NEOs other than our CEO, which cliff vest on the third anniversary of the date of grant, assuming continued employment. These grants were made to recognize the important work the executive team accomplished in fiscal 2014 in the effort to reorganize the Company and to lay the groundwork that we believe will lead to long-term strategic success, and to retain and incentivize them to continue their work toward these objectives. These awards vested by their terms in August 2017.

Benefits

Consistent with our current compensation philosophy, we provide minimal benefits, and these benefits align with the market median and with current market practices. The benefits we provided our NEOs in fiscal 2017 are summarized in the footnotes to the Summary Compensation Table or are otherwise reported in the accompanying tables, including footnotes. Current benefits for our NEOs include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, and long-term disability coverage).

During fiscal 2016, we added an additional optional retirement savings option, the Regis Individual Secured Retirement Plan (the "RiSRP"), to provide our NEOs and other Company officers a post-tax option to save money for retirement. We provide the same Company match in the RiSRP as under the Executive Retirement Savings Plan. Both plans are described in detail below under “Summary of Executive Agreements.”

Prior to fiscal 2013, we also provided certain supplemental retirement benefits, additional life insurance benefits and certain gross-up payments. Where applicable, these benefits are described below under “Summary of Executive Agreements.” These benefits were eliminated or frozen prior to fiscal 2013 and continue to be provided only in the case of certain grandfathered agreements, as described below.

Section 4: Governance Policies and Additional Compensation-Related Items

We believe in holding ourselves to a high standard of ethics, transparency, and accountability. Accordingly, we have adopted corporate governance practices and policies that in many cases go beyond SEC and stock exchange requirements to reflect emerging best practices.

Compensation Practice	Regis Policy

Independent Compensation Committee	Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the higher standards applicable to Compensation Committee members.

Clawback Policy
During fiscal 2017, we amended our “clawback” policy so that it permits us to recover certain equity as well as cash incentive payments from executive officers whose misconduct or negligence resulted in a significant financial restatement.

Limited Severance Benefits and Perks	We have benchmarked and implemented market severance terms (generally, base salary plus bonus, or two times base plus bonus after a change in control), while retaining our “double trigger” structure.

No Tax Gross-Ups
We do not provide tax gross-ups on perquisites, and gross-ups on “golden parachute” payments are available only on a grandfathered basis. Mr. Bakken is the only currently employed NEO who so qualifies.

Frozen Supplemental Retirement Benefit Plan
We froze the benefits under our supplemental retirement benefit plan as of June 30, 2012, as well as certain executive life insurance benefits. Mr. Bakken is the only currently employed NEO who so qualifies.

Stock Ownership Guidelines	We have meaningful stock ownership guidelines for our executives, discussed in more detail below.

Hedging Restrictions/Prohibitions	Our insider trading policy prohibits our employees, officers and directors from engaging in transactions that “hedge” their investments in our stock.

Pledging Restrictions/Prohibitions
Our insider trading policy prohibits our employees, officers and directors from holding our stock in a margin account or pledging it as collateral for a loan, except in the limited circumstance that an individual has demonstrated financial capacity to repay the loan without resort to the pledged securities and obtains General Counsel approval.

Independent Compensation Consultant	Willis Towers Watson advised our independent Compensation Committee during fiscal 2017. For fiscal 2018, the Committee has retained Pay Governance to provide these services.

Annual Risk Assessment	We conduct an annual risk assessment of our compensation programs, which is led by our independent compensation consultant.

Annual Say-on-Pay Vote	We offer our shareholders the opportunity to cast an advisory vote on our executive compensation every year.

No Repricing or Exchange of Underwater Options/SARs	Our plan prohibits the repricing or exchange of underwater stock options and stock appreciation rights without shareholder approval.

Stock Ownership by Named Executive Officers

The Board believes that each of our officers who has reached the level of Senior Vice President or above should be a shareholder and should have a significant financial stake in the Company. Accordingly, the Committee adopted stock ownership requirements, which are reflected in our Corporate Governance Guidelines, requiring each officer to hold our common stock having a fair market value equal to a multiple of their base salary, as set forth below:

•	Chief Executive Officer—3x annual base salary

•	Executive Vice President—2x annual base salary

•	Senior Vice President—1x annual base salary

The current stock ownership requirements were established in April 2013. The guidelines require officers to retain at least 75% of the shares received from equity compensation awards, net of shares withheld or tendered to satisfy withholding taxes, until the stock ownership requirement is satisfied. All shares beneficially owned by an officer are included in the calculation, except that shares subject to performance-based vesting conditions and shares subject to unexercised stock options and SARs are not included. For purposes of the stock ownership calculation, the shares are valued at the greater of (i) the average closing price of a share of the Company’s common stock during the most recent fiscal year and (ii) the closing price on the last day of the most recent fiscal year.

As set forth in the table below, as of June 30, 2017, all of our currently employed NEOs held stock greater than our stock ownership policy minimum, other than Mr. Pomeroy, who was not subject to the policy, and Mr. Sawyer, who joined our company in April 2017 and whose sign-on equity awards are not counted as they are subject to pending performance-based vesting conditions. See "Compensatory Arrangements with Mr. Sawyer" for more detail on these awards.

	Stock Ownership Guideline	Current Ownership Level
Hugh E. Sawyer	3x	0.1x
Michael C. Pomeroy	N/A	N/A
Eric A. Bakken	2x	2.9x
Jim B. Lain	2x	2.8x
Carmen D. Thiede	1x	2.5x
Annette L. Miller	1x	1.2x

The Nominating and Corporate Governance Committee is responsible for measuring and monitoring compliance with these guidelines.

Employment Agreements and Post-Employment Compensation

Each of the NEOs named in this proxy statement is party to a written employment agreement with the Company, with the exception of Mr. Pomeroy. Pursuant to their employment agreements, all of our NEOs are entitled to certain compensation and other benefits if their employment terminates due to certain articulated reasons (including in connection with a change in control), as described below under “Summary of Executive Agreements.” The employment agreements with our NEOs contain covenants not to compete or solicit, as well as confidentiality provisions, that the Committee considers especially valuable in the event of an executive’s termination of employment. They provide for payment of post-termination payments, conditioned upon signing and not rescinding a release of claims and compliance with the restrictive covenants in the employment agreement.

The Committee and the Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual change in control of the Company. Accordingly, the Committee and Board have structured change in control provisions to incentivize executives to remain employed while a transaction is under consideration or pending, and not to favor one transaction structure over another merely because of the impact on the executive’s compensation. These provisions are discussed in the section captioned “Summary of Executive Agreements.”

Deductibility of Executive Compensation

Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of its three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). The Committee’s policy is to design compensation programs that further the best interests of the Company and our shareholders and that preserve the tax deductibility of compensation expenses. Non-equity incentive compensation paid to executive officers under the Short Term Plan and stock options, SARs and PSUs awarded under the Long Term Plan are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in our best interests but that may not qualify for tax deductibility under Section 162(m). In this regard, the Committee recognizes that if the amount of base salary and any other compensation that is not determined to be performance-based under Section 162(m), such as time-vested restricted stock, guaranteed bonuses for new executives, discretionary bonus payouts or bonus payouts that are adjusted to exclude certain items that would have negatively impacted the bonus calculation, for any of our executive officers exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.  The amount of any non-deductible compensation has not had a material impact on our consolidated tax position.

As required under the tax rules, we must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last received shareholder approval of the Short Term Plan in 2014, of the extension of the term of the 2004 Long Term Plan in 2013, and of the 2016 Long Term Plan in 2016.

Regulatory Considerations

The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity-based compensation under Accounting Standards Codification (ASC) Topic 718, and (iii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our NEOs. These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strove to compensate our NEOs in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on its review and related discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael J. Merriman, Chair Daniel G. Beltzman Mark S. Light M. Ann Rhoades Stephen E. Watson Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

The following table shows, for each person who served as our principal executive officer and principal financial officer, whether permanently or in an interim capacity, in fiscal 2017, the three other most highly compensated executive officers in fiscal 2017 who were still serving as such on June 30, 2017, and one additional person who would have been among the three other most highly compensated executive officers but for the fact that she was no longer an executive officer on June 30, 2017 (together referred to as the Named Executive Officers or “NEOs”), information concerning compensation earned for services in all capacities during each of the fiscal years ended June 30, 2017, 2016, and 2015.

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Hugh E. Sawyer III President and Chief Executive Officer(6)	2017	197,917	585,000	730,044	3,680,000	—	—	4,682	5,197,643

Daniel J. Hanrahan	2017	698,250	—	2,599,992	—	—	—	9,406,633	12,704,875
Former President and Chief Executive Officer(7)	2016	882,000	—	1,716,471	533,520	1,315,694	—	38,280	4,485,965
	2015	882,000	—	4,349,984	2,899,980	1,755,994	—	46,746	9,934,704

Michael C. Pomeroy Interim Chief Financial Officer(8)	2017	—	—	—	—	—	—	300,000	300,000

Eric A. Bakken	2017	519,500	—	399,990	—	—	—	31,625	951,115
Executive Vice President, President - Franchise, Former Interim Chief Financial Officer, General Counsel and Corporate Secretary	2016	482,000	—	239,997	160,000	334,341	142,940	73,375	1,432,653
	2015	482,000	—	319,984	159,998	371,858	—	94,781	1,428,621

Steven M. Spiegel	2017	111,333	—	399,990	—	—	—	19,995	531,318
Former Executive Vice President and Chief Financial Officer(9)	2016	432,000	—	239,997	160,000	297,192	—	91,826	1,221,015
	2015	432,000	—	319,984	159,998	330,540	—	95,856	1,338,378

Jim B. Lain	2017	432,000	—	399,990	—	—	—	10,465	842,455
Executive Vice President and Chief Operating Officer	2016	432,000	—	209,993	140,000	297,192	—	13,820	1,093,005
	2015	432,000	—	269,971	139,995	330,540	—	22,051	1,194,557

Carmen D. Thiede Senior Vice President and Chief Human Resources Officer(10)	2017	425,333	—	249,992	—	—	—	41,565	716,890

Annette L. Miller Executive Vice President and Chief Merchandising Officer	2017	407,000	—	249,992	—	—	—	21,772	678,764

Heather L. Passe	2017	268,833	—	399,990	—	—	—	1,217,552	1,886,375
Former Senior Vice President and Chief Marketing Officer(11)	2016	392,000	—	239,997	160,000	222,894	—	32,961	1,047,852
	2015	392,000	—	319,984	159,998	297,486	—	35,188	1,204,656
 __________________________________

(1)
Includes amounts provided to the NEOs (with the exception of Mr. Sawyer and Mr. Pomeroy) in the form of a modest perquisite allowance of approximately $32,000 per NEO that primarily covers an automobile allowance. The entire allowance is paid to the NEOs regardless of whether they spend the entire amount on automobile expenses and, therefore, is reported as base salary; however, the allowance amount is not included as base salary for purposes of determining other compensation and benefits amounts. Mr. Hanrahan, Mr. Spiegel and Ms. Passe received a pro-rated portion of the perquisite allowance in fiscal year 2017 as their employment terminated during the year.

(2)          In fiscal 2017, Mr. Sawyer received a sign-on bonus, subject to a one-year clawback if he terminates employment voluntarily other than for Good Reason.

(3)          Values expressed represent the aggregate grant date fair value of stock or option awards granted in each fiscal year, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date for RSUs and PSUs and the Black-Scholes model for SARs. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for a description of the assumptions used in calculating these amounts.

The grant date fair values for stock awards for the fiscal year ended June 30, 2017 include:

•
PSUs that were granted in August 2016: Mr. Hanrahan—$1,560,000; Mr. Bakken—$239,999; Mr. Spiegel—$239,999; Mr. Lain—$239,999; Ms. Thiede —$149,998; Ms. Miller—$149,998; and Ms. Passe—$239,999. The grant date fair values of these awards assumed that the target level achievement would be attained. If the grant date fair values had been calculated assuming the maximum level of achievement, the grant date fair values would have been: Mr. Hanrahan—$3,120,000; Mr. Bakken—$479,998; Mr. Spiegel—$479,998; Mr. Lain—$479,998; Ms. Thiede —$299,996; Ms. Miller—$299,996; and Ms. Passe—$479,998. PSUs granted to Mr. Hanrahan, Mr. Spiegel and Ms. Passe were forfeited as these individuals terminated employment prior to June 30, 2017 in accordance with the grant agreements.

•
A special sign-on grant of SARs and RSUs made to Mr. Sawyer in April 2017 valued at $3,680,000 and $730,044, respectively; these awards cliff vest after two years. In the case of the RSUs, they are also subject to the satisfaction of performance goals related to the Company’s stock price. Furthermore, the SARs will not become exercisable and the RSUs will not be settled until the third anniversary of the date of grant, and the SARs will be exercisable until the tenth anniversary of the date of grant.

The grant date fair values for stock awards for the fiscal year ended June 30, 2016 include:

•
PSUs granted in August 2015 were earned during the performance period ended June 30, 2016 at the following amounts: Mr. Hanrahan—$1,568,283; Mr. Spiegel—$198,126; Mr. Bakken—$198,126; Mr. Lain—$173,353; and Ms. Passe —$198,126. The grant date fair values of these awards assumed that the target level achievement would be attained.

The grant date fair values for stock awards for the fiscal year ended June 30, 2015 include:

•
PSUs granted in August 2014 were earned during the performance period ended June 30, 2015 at the following amounts: Mr. Hanrahan—$1,487,425; Mr. Spiegel—$264,432; Mr. Bakken—$264,432; Mr. Lain—$231,368; and Ms. Passe —$264,432. The grant date fair values of these awards assumed that the target level achievement would be attained.

•
A special one-time grant of RSUs and SARs made to Mr. Hanrahan in January 2015 valued at $2,999,996 and $1,999,981, respectively; these awards cliff vest five years after grant, and the SARs expire seven years after grant. These were accelerated pursuant to their terms when Mr. Hanrahan was involuntarily terminated without cause.

(4)
Amounts represent the change in the present value of benefits under the pension plans. Mr. Bakken is the only NEO eligible for such plans. The pension value for Mr. Bakken decreased by $5,743 in fiscal 2015 and by $6,843 in fiscal 2017.

(5)    The following table sets forth All Other Compensation amounts by type:

Name	Company Match and Profit-Sharing Contribution ($)(a)	Moving / Travel Expenses ($)(b)	Severance ($)(c)	Fees to Third-Party Consultant ($)	Total All Other Compensation ($)(d)
Hugh E. Sawyer	—	4,401	—	—	4,682
Daniel J. Hanrahan	19,792	—	9,343,752	—	9,406,633
Michael C. Pomeroy	—	—	—	300,000	300,000
Eric A. Bakken	25,036	—	—	—	31,625
Steven M. Spiegel	6,250	5,415	—	—	19,995
Jim B. Lain	2,000	—	—	—	10,465
Carmen D. Thiede	24,700	—	—	—	41,565
Annette L. Miller	13,500	—	—	—	21,772
Heather L. Passe	17,984	—	1,192,672	—	1,217,552
 __________________________________

(a)
The Company matches our NEOs' contributions into our deferred compensation plans up to $25,000 per calendar year. Amounts greater than $25,000 are due to the difference between calendar and fiscal year compensation.

(b)
Mr. Sawyer is entitled to reimbursement of temporary housing expenses for 18 months, up to $175,000 in total, pursuant to his employment agreement. Any unspent portion will be paid to him if he remains employed after 18 months. Mr. Spiegel was entitled to reimbursement of travel expenses for commuting from Chicago to Minneapolis pursuant to his employment agreement.

(c)
Mr. Hanrahan's severance includes two times his base salary ($1,700,000), fiscal 2017 bonus based on actual results ($0), 18 months of medical and dental continuation (up to $22,227), equity acceleration upon a termination without cause pursuant to certain of his award agreements ($3,537,627) and, pursuant to the Committee policies adopted in January 2017 as a retention measure, additional equity acceleration upon a termination without cause ($1,373,171) and the value of his fiscal 2014 and 2015 PSUs, which were earned but not yet vested at the date of termination, valued at the closing price on his last day of employment ($2,710,732). See "Other Compensatory Decisions During Fiscal 2017" in CD&A. It is important to note that the grant date value of the equity awards that were accelerated are also included in the Summary Compensation Table under "Stock Awards" for the fiscal year in which they were granted to Mr. Hanrahan, as follows: FY15 in full ($4,349,984), FY16 in full ($1,716,471), and the portion representing the FY17 RSUs ($1,039,992).

Ms. Passe's severance includes one times her base salary ($375,000), pro-rated fiscal 2017 bonus based on actual results ($0), 12 months of medical and dental continuation (up to $18,465), reimbursement for career transition services (up to $10,000), and, pursuant to the Committee policy adopted in January 2017 as a retention measure, equity acceleration upon a termination without cause ($348,792) and the value of her fiscal 2014 and fiscal 2015 PSUs, which were earned but not yet vested at the date of termination, valued at the closing price on her last day of employment ($440,415). See "Other Compensatory Decisions During Fiscal 2017" in CD&A.

(d)          Total All Other Compensation for Mr. Sawyer, Mr. Hanrahan, Mr. Bakken, Mr. Spiegel, Mr. Lain, Ms. Thiede, Ms. Miller and Ms. Passe also includes $281, $43,089, $6,589, $8,330, $8,465, $16,865, $8,272 and $6,896 of perquisites, respectively, which primarily relate to medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses and the Company employee stock purchase program.

(6)    Mr. Sawyer commenced employment on April 17, 2017.

(7)	Mr. Hanrahan's employment terminated April 16, 2017.

(8)
Mr. Pomeroy was appointed as Interim Chief Financial Officer on January 24, 2017 and served in this capacity until June 30, 2017. He is a Senior Director with Huron Consulting Services LLC (“Huron”), a management consulting firm, and Huron made Mr. Pomeroy available to the Company as a contracted service employee under the terms of an engagement letter between the Company and Huron. Pursuant to that engagement letter, the Company paid Huron a fee of $60,000 per month as compensation for Mr. Pomeroy’s services, as well as reimbursement of typical, documented out of pocket expenses.

(9)	Mr. Spiegel left the Company effective September 30, 2016.

(10)	Ms. Thiede left the Company effective July 21, 2017.

(11)	Ms. Passe's employment terminated effective February 28, 2017.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2017. No options were repriced or materially modified during the fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Possible Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)(3)		Target (#)		Maximum (#)
Hugh E. Sawyer	4/17/2017	4/11/2017													89,686			730,044
	4/17/2017	4/11/2017														1,000,000	11.15	3,680,000
Daniel J. Hanrahan			531,250	(4)	1,062,500	(4)	2,125,000	(4)
	8/31/2016	8/15/2016							62,053	(4)	124,105	(4)	248,210	(4)				1,560,000
	8/31/2016	8/15/2016													82,736			1,039,992
Michael C. Pomeroy			—		—		—		—		—		—		—	—	—	—
Eric A. Bakken			148,500		297,000		594,000
							445,500	(5)
	8/31/2016	8/15/2016							9,547	(6)	19,093	(6)	38,186	(6)				239,999
	8/31/2016	8/15/2016													12,728			159,991
Steven M. Spiegel			132,000	(4)	264,000	(4)	528,000	(4)
	8/31/2016	8/15/2016							9,547	(4)	19,093	(4)	38,186	(4)				239,999
	8/31/2016	8/15/2016													12,728			159,991
Jim B. Lain			120,000		240,000		480,000
							360,000	(5)
	8/31/2016	8/15/2016							9,547	(6)	19,093	(6)	38,186	(6)				239,999
	8/31/2016	8/15/2016													12,728			159,991
Carmen D. Thiede			100,000		200,000		400,000
							300,000	(5)
	8/31/2016	8/15/2016							5,967	(6)	11,933	(6)	23,866	(6)				149,998
	8/31/2016	8/15/2016													7,955			99,994
Annette L. Miller			93,750		187,500		375,000
							281,300	(5)
	8/31/2016	8/15/2016							5,967	(6)	11,933	(6)	23,866	(6)				149,998
	8/31/2016	8/15/2016													7,955			99,994
Heather L. Passe			94,000	(4)	188,000	(4)	376,000	(4)
							281,300	(5)
	8/31/2016	8/15/2016							9,547	(4)	19,093	(4)	38,186	(4)				239,999
	8/31/2016	8/15/2016													12,728			159,991
 __________________________________

(1)
These amounts represent the threshold, target, and maximum non-equity incentive (bonus) amounts that could have been earned by our executives for fiscal 2017 under the Short Term Plan, as described under “Annual Incentive Decisions for Fiscal 2017” in CD&A. Based on fiscal 2017 results and the Committee's exercise of negative discretion, no non-equity incentive awards were paid.

(2)	The August 2016 option and stock awards were granted under the 2004 Long Term Plan. The April 2017 stock awards to Mr. Sawyer were granted under the 2016 Long Term Plan.

(3)	Amounts are computed in accordance with FASB ASC Topic 718.

(4)
The amounts for Mr. Hanrahan, Mr. Spiegel and Ms. Passe represent the bonus opportunities they would have been eligible to receive if they had remained employed for the entire fiscal year. Pursuant to their employment or separation agreements and the circumstances of their termination of employment, Mr. Spiegel and Ms. Thiede were not entitled to receive any non-equity incentive award for fiscal year 2017; Mr. Hanrahan was entitled to receive an award based on the Company's actual results; and Ms. Passe was entitled to receive a pro-rated award based on the portion of the year during which she was employed and the Company's actual results.

(5)
Represents the maximum amount that may be earned by each NEO who is a participant under a supplemental performance-based cash retention bonus program, depending upon the achievement of certain objectives related to expanding the Company's franchise model during the 18-month period ending June 30, 2018. This plan does not have a threshold or target level. If participants are involuntarily terminated without cause, they would receive a payout after the end of the performance period based on the Company's actual results. Any such bonus received would be in addition to any amounts received pursuant to the Company's annual incentive plan. See "Other Compensatory Decisions in Fiscal 2017" in CD&A.

(6)
These amounts represent the threshold, target and maximum number of PSUs that were available to our executives with respect to the fiscal 2017 PSU awards for the performance period ended June 30, 2019 as described under "Long-Term Incentive Decisions for Fiscal 2017" in the CD&A.

Summary of Terms of Equity Awards

The terms of the equity awards granted as part of the long-term incentives for fiscal 2017 are summarized below:

•
Performance Stock Units—PSUs are grants of restricted stock units that are earned based on the achievement of the performance goals established by the Committee. After the performance period, the participant receives a number of restricted stock units equal to the original number of PSUs granted multiplied by the award multiplier that corresponds to the performance that was attained. The fiscal 2017 PSUs have a three-year performance period (July 1, 2016 to June 30, 2019), after which they will vest to the extent earned, as described above in the CD&A under “Long-Term Incentive Decisions for Fiscal 2017.” In the event of a termination of employment, unvested PSUs are generally forfeited; provided, however, that a pro-rated amount of the fiscal 2017 PSUs will vest at the target level upon a participant’s death or disability, or upon a Change in Control (as defined in the 2004 Long-Term Plan). In addition, a pro-rated amount of the units will vest based on actual performance at the end of the performance period upon a participant’s retirement (which is defined to mean termination at age 62 or after age 55 with 15 years or more of continuous service), or if a participant is terminated by the Company without Cause after July 1, 2017. The PSUs earn dividend equivalents, but have no voting rights.

•
Restricted Stock Units—RSUs vest as to one-third of the shares on each of the first three anniversaries of the date of grant. In the event of a termination of employment, unvested RSUs are generally forfeited; provided, however, that the vesting is accelerated in the event of death, disability or a change in control and a pro-rated amount of the units will vest in the event of retirement (defined as described above for PSUs). The RSUs earn dividend equivalents, but have no voting rights. In addition, in the event of a termination of employment without Cause, prior to August 31, 2018, the RSUs will vest in full.

The sign-on grant of SARs and RSUs to Mr. Sawyer in April 2017 cliff vest after two years, and in the case of his RSUs, are also subject to the satisfaction of performance goals related to the Company’s stock price, and subject in each case to certain accelerated vesting events. Furthermore, his SARs will not become exercisable and his RSUs will not be settled until the third anniversary of the date of grant, and his SARs will be exercisable until the tenth anniversary of the date of grant. See discussion in CD&A, "Compensatory Arrangements with Mr. Sawyer."

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at June 30, 2017.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(3)
Hugh E. Sawyer	—	1,000,000	(4)	11.15	4/17/2027
						89,686	(5)	921,075
Daniel J. Hanrahan	—	—		—	—	—		—	—		—
Michael C. Pomeroy	—	—		—	—	—		—	—		—
Eric A. Bakken	3,200	—		28.57	4/24/2018
	15,500	—		19.14	4/30/2019
	4,200	—		18.90	4/29/2020
	4,200	—		16.60	4/28/2021
	22,250	—		18.01	8/31/2022
	26,578	—		15.78	8/30/2023
	15,944	7,972	(6)	15.11	8/29/2024
	15,194	30,390	(7)	10.84	8/31/2025
						1,764	(6)	18,116
						5,294	(8)	54,369
						4,919	(7)	50,518
						12,728	(9)	130,717
						17,500	(10)	179,725
						18,277	(11)	187,705
									19,093	(12)	196,085
Steven M. Spiegel	—	—		—	—	—		—	—		—
Jim B. Lain	6,519	—		15.50	11/11/2023
	13,952	6,974	(6)	15.11	8/29/2024
	13,295	26,591	(7)	10.84	8/31/2025
						36,129	(13)	371,045
						1,544	(6)	15,857
						3,970	(8)	40,772
						4,304	(7)	44,202
						12,728	(9)	130,717
						15,312	(10)	157,254
						15,992	(11)	164,238
									11,423	(12)	117,314
Carmen D. Thiede	17,921	—		14.94	10/21/2023
	9,966	4,981	(6)	15.11	8/29/2024
	9,496	18,994	(7)	10.84	8/31/2025
						29,228	(14)	300,172
						1,103	(6)	11,328
						3,309	(8)	33,983
						3,074	(7)	31,570
						7,955	(9)	81,698
						10,937	(10)	112,323
						11,423	(11)	117,314
									11,933	(12)	122,552

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(3)
Annette L. Miller	9,246	4,623	(15)	16.40	12/15/2024
	9,496	18,994	(7)	10.84	8/31/2025
						1,016	(16)	10,434
						3,074	(7)	31,570
						7,955	(9)	81,698
						10,076	(17)	103,481
						11,423	(11)	117,314
									11,933	(12)	122,552
Heather L. Passe	—	—		—	—	—		—	—		—
 __________________________________

(1)	Stock award numbers include accrued dividend equivalents where applicable.

(2)	All awards of stock options and SARs expire ten years after the date of grant.

(3)	Value based on a share price of $10.27, which was the last reported sale price for a share of our common stock on the NYSE on June 30, 2017.

(4)	Award vests in full on April 17, 2019.

(5)	Award vests in full on April 17, 2019 if certain performance goals related to the closing price of our common stock are met by April 17, 2019.

(6)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 29, 2014.

(7)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 31, 2015.

(8)	Award vests in full on August 29, 2017.

(9)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 31, 2016.

(10)
Amounts presented represent the number of shares earned during the performance period ended June 30, 2015 with respect to the performance units granted on August 29, 2014.  These units will cliff vest on August 29, 2017.

(11)
Amounts presented represent the number of shares earned during the performance period ended June 30, 2016 with respect to the performance units granted on August 31, 2015.  These units will cliff vest on August 31, 2018.

(12)
Amounts presented represent the number of shares earned during the performance period ended June 30, 2019 with respect to the performance units granted on August 31, 2016.  These units will cliff vest on August 31, 2019 if earned.

(13)	Award vests in full on November 11, 2018.

(14)	Award vests in full on October 21, 2018.

(15)	Award vests in full on December 15, 2017.

(16)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was December 15, 2014.

(17)
Amounts presented represent the number of shares earned during the performance period ended June 30, 2015 with respect to the performance units granted on December 15, 2014.  These units will cliff vest on December 15, 2017.

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning SARs exercised and stock vested during fiscal 2017 for the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)
Hugh E. Sawyer	—	—	—	—
Daniel J. Hanrahan	—	—	470,959	5,183,150
Michael C. Pomeroy	—	—	—	—
Eric A. Bakken	—	—	7,866	100,143
Steven M. Spiegel	15,194	21,879	5,929	75,801
Jim B. Lain	—	—	4,517	58,394
Carmen D. Thiede	—	—	3,761	46,835
Annette L. Miller	—	—	2,554	34,410
Heather L. Passe	45,584	4,103	30,634	379,919
 __________________________________

(1)
Value realized on exercise is calculated as the difference between the market value of our common stock on the respective exercise date(s) and the exercise price of the option(s) on a pre-tax basis. Value realized on vesting is the market value of our common stock on the vesting date multiplied by the number of shares acquired, before taxes.

(2)
The number of shares acquired on exercise or vesting of stock awards includes shares that were forfeited for withholding tax obligations. The number of shares forfeited for each Named Executive Officer is reported below:

Name	Number of Shares Used to Pay Taxes on Exercised or Vested Awards (#)
Hugh E. Sawyer	—
Daniel J. Hanrahan	243,965
Michael C. Pomeroy	—
Eric A. Bakken	4,145
Steven M. Spiegel	8,517
Jim B. Lain	2,258
Carmen D. Thiede	1,960
Annette L. Miller	1,150
Heather L. Passe	36,126

SUMMARY OF EXECUTIVE AGREEMENTS

Employment Agreements

We are party to an employment agreement with each of our NEOs, except for Mr. Pomeroy.  The key provisions of the employment agreements are summarized below.

NEOs Currently Employed

Name	Date of Employment Agreement	Base Salary as of June 30, 2017 ($)	FY17 Target Annual Incentive Award (% of Base Salary) (1)
Hugh E. Sawyer	4/17/2017	950,000	N/A
Eric A. Bakken	8/31/2012	495,000	60
Jim B. Lain	11/11/2013	400,000	60
Annette L. Miller	12/16/2014	375,000	50
(1) Under Mr. Sawyer's employment agreement, he is first eligible for an annual incentive award in fiscal 2018, with a target payout equal to 115% of his base salary. Mr. Bakken's target annual incentive was increased to 75% upon his promotion to President - Franchise, first effective for fiscal 2018.

 NEOs No Longer Employed

Name	Date of Employment Agreement	Base Salary as of Termination of Employment ($)	FY17 Target Annual Incentive Award (% of Base Salary)
Daniel J. Hanrahan	8/31/2012 amended 1/13/2015	850,000	125
Steven M. Spiegel	11/28/2012 amended 6/30/2016	440,000	60
Carmen D. Thiede	10/21/2013 amended 1/24/2014	400,000	50
Heather L. Passe	8/31/2012	375,000	50

Ongoing Compensation

•	Base Salary—Each NEO receives an annual base salary in the amount set forth above. The base salary amounts are reviewed annually by the Committee and subject to adjustment.

•
Bonus—Each NEO is eligible for an annual incentive award.  The annual incentive award is set as a percentage of the NEO’s then-current base salary for achievement of target performance, but the actual payout may be less than or greater than such amount for actual performance that is less than or greater than target, respectively.

•
Long-Term Incentives—Each NEO is entitled to participate in the Company’s long-term equity incentive program on the same basis as the Company’s other executive officers, with the value of the awards being set annually by the Committee. Mr. Sawyer is not eligible for annual long-term equity awards for fiscal 2018 as he received initial equity awards in connection with the commencement of his employment as described below.

•
Life Insurance and Other Benefits—During the term of their employment, each NEO is entitled to life insurance and health and welfare benefits offered to other headquarters employees; provided that Mr. Sawyer has agreed not to participate in the employee stock purchase plan.

•
Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to the NEOs upon death or disability, termination without Cause or for Good Reason, termination for Cause or without Good Reason and termination after a Change in Control. The severance payments described below are contingent upon the NEO signing and not rescinding a release and complying with certain non-competition and non-solicitation provisions.

◦
Death or Disability. Each NEO is entitled to his or her accrued compensation and obligations, including a pro rata bonus for the year of termination. Pursuant to standard provisions for such awards, the NEOs will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards.

◦
Dismissal without Cause or Resignation for Good Reason (Prior to or More than Twenty-Four Months Following a Change in Control). If an NEO is terminated without Cause or if he or she terminates for Good Reason, the NEO will receive an amount equal to one times his or her annual base salary (two times for Mr. Hanrahan and two times for Mr. Sawyer if he is terminated during the first year of his employment) plus a pro-rated portion of any bonus he or she would have earned for the year of termination (based on actual performance), plus 12 months (18 months in the case of Messrs. Sawyer and Hanrahan) of benefits continuation coverage.

◦
Dismissal without Cause or Resignation for Good Reason in Connection with a Change in Control. If Mr. Bakken, Mr. Lain, Ms. Thiede, or Ms. Miller's employment is terminated without Cause or if he or she terminates for Good Reason within 24 months following a change of control, then s/he will instead receive an amount equal to two times base salary plus two times the target annual bonus for the year of termination, as well as 18 months of benefits continuation payments, subject to reduction pursuant to the “best of net” provisions in Mr. Bakken's employment agreement. For Mr. Sawyer, the severance amount is the same as for any dismissal without Cause.

◦
Dismissal for Cause or Resignation without Good Reason. The NEOs are entitled to accrued compensation and obligations where dismissal is for Cause. Severance benefits are not payable in the event of a termination of employment for Cause.

•
Provision for Offset of Severance—The agreements provide that severance payments will be paid over the course of the severance period and offset by any compensation an NEO receives from other substantially full-time employment during the severance period. However, the Committee modified these provisions during fiscal 2017 to provide that severance will be paid in a lump sum and not offset by non-competitive employment. See "Changes to Severance Program" in CD&A. The severance payments are also contingent upon signing and not rescinding a release and complying with certain non-competition and non-solicitation provisions.

•
Restrictive Covenants—The NEOs are subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants include injunctive relief and forfeiture of severance benefits.

•	Mandatory Arbitration—Disputes arising under the employment agreements are to be resolved by binding arbitration.

Sign-On, Relocation and Related Benefits

When executive officers join our Company, from time to time we have agreed to sign-on incentives and relocation benefits that are not part of their ongoing compensation to incentivize them to leave their former employers and join our Company. Specifically, these benefits that were granted or paid in fiscal 2017 to the NEOs include:

•
Sign-On Incentives—When he joined our company in April 2017, Mr. Sawyer received a sign-on bonus equal to $585,000, subject to a one-year clawback, and initial equity awards with an aggregate value of $5.0 million, comprised of $4.0 million of stock-settled SARs and $1.0 million of RSUs. See "Compensatory Arrangements with Mr. Sawyer" in CD&A for further detail about these awards.

•	Relocation Expenses—We also agreed to reimburse Mr. Sawyer up to $175,000 for temporary housing expenses for 18 months and to pay him any unspent portion if he remains employed after 18 months.

•
Commuting Expenses—We had agreed, under his employment agreement, as amended, to reimburse Mr. Spiegel for commuting expenses, specifically the actual expense of one round-trip by air from Chicago, Illinois to Minneapolis, Minnesota per week that such travel is completed, pursuant to which Mr. Spiegel was reimbursed $5,415 for his commuting expenses in fiscal 2017.

Additional Separation Benefits

In connection with the termination of Mr. Hanrahan’s and Ms. Passe’s employment, in addition to the severance benefits described above, they received acceleration of their unvested equity awards pursuant to the Committee's policies adopted in January 2017, including cash payments equal to $2,710,732 and $348,792, respectively, representing the value of their performance-based restricted stock units granted in August 2014 and August 2015, for which the performance conditions had been satisfied during their employment, but that were not yet vested solely due to additional time-based vesting requirements.

Historical Retirement and Life Insurance Benefits

•
Retirement Benefits—Pursuant to certain grandfathered provisions of his employment agreement, upon retirement (at or after age 65), Mr. Bakken is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity of monthly payments that are equal to the greater of $5,000 or 40% of his respective five-year average monthly compensation for the five-year period ending June 30, 2012 (i.e., July 1, 2007 through June 30, 2012), excluding bonuses (subject to a 20-year vesting schedule), to be paid for 240 months. Mr. Bakken’s agreement provides he will be entitled to the fully vested benefit if his employment is terminated without Cause or if he terminates for Good Reason at any time, and his agreement provides he will be entitled to the fully vested benefit if his employment terminates for any reason other than for Cause within two years of a Change in Control. Additionally, upon any termination following a Change in Control (except for Cause), he receives (i) the same retirement benefits described below, except that the lumpsum is equal to the sum of the payments due, determined as if he is fully vested, and (ii) a lump sum payment of any unpaid amounts described below under “Life Insurance.”

Under this arrangement, an executive officer has the option to elect to receive his or her retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in his or her employment agreement and consistent with Code Section 409A. In addition to the possibility for reduction based on (i) the vesting schedule and/or (ii) the present value discount for a lump sum payment, an executive’s retirement benefit is subject to further discount if paid prior to age 65 (an “Early Retirement”). If payment is made in connection with an Early Retirement, the hypothetical annuity of 240 monthly payments is discounted by first calculating the benefit as an annuity starting at age 65, and then converting it to an immediate commencement annuity using the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012 (2.76%).

If an executive officer dies before receiving full payment of his or her retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his or her designated beneficiary (or his or her estate). If an executive officer becomes disabled, he or she will receive monthly payments beginning six months after his or her disability begins and continuing until the earlier of his or her death or attainment of age 65, or until he or she ceases to be disabled, in an amount equal to his or her monthly benefit. At death or attainment of age 65, he or she (or his or her beneficiary) will receive the benefit described above under “Retirement Benefits.” No retirement benefits are payable in the event of termination of employment for Cause.

Under the amended and restated employment agreement signed by Mr. Bakken effective August 31, 2012, we froze vesting in his retirement benefits as of June 30, 2012, subject to the continued right to full acceleration in the event of termination without Cause or termination for Good Reason, as described above. As indicated, we also limited the calculation of the monthly benefit to his five-year average monthly base salary as of June 30, 2012.

Of our NEOs, only Mr. Bakken is eligible for this benefit.

•
Life Insurance—We agreed to pay premiums for a total of ten years on the existing policies insuring the lives of certain of our executive officers who were entitled to such benefits and were employed by the Company as of June 30, 2012. As of June 30, 2017, we have made all of the payments that we had agreed to pay on Mr.

Bakken's policies. As of June 30, 2017, the aggregate face amount of Mr. Bakken’s policies is approximately $3.2 million.

Definitions under Executive Agreements

Certain of the terms used in the executive agreements as in effect at the end of fiscal 2017 are defined below:

•
Cause—Acts resulting in a felony conviction that is materially detrimental to the financial interests of the Company; willful nonperformance by the executive of his material employment duties (other than by reason of physical or mental incapacity) after reasonable notice to the executive and reasonable opportunity (not less than 30 days) to cease such non-performance; or willful engagement in fraud or gross misconduct that is materially detrimental to the financial interests of the Company.

•
Change in Control—A person is or becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company; consummation of a merger or consolidation of the Company, a statutory share exchange or an acquisition of all or substantially all of the Company’s assets unless the beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction beneficially own more than 50% of the voting power of the outstanding voting securities of the surviving entity in substantially the same proportions; or the incumbent directors cease to constitute at least a majority of the Board. Furthermore, in August 2014, the Board adopted an amendment providing that a Change in Control does not occur if a person becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company solely as the result of a change in the aggregate number of shares of outstanding common stock or outstanding voting securities since the last date on which such person acquired beneficial ownership of any shares of common stock or voting securities.

•
Good Reason—Any adverse alteration in the executive’s reporting responsibilities, titles or offices (or, in the case of Mr. Sawyer, a material diminution of his authority, duties or responsibilities); a material reduction of the executive’s base salary (or, in the case of Mr. Sawyer, any reduction in his base salary or target bonus percentage); failure by the Company to continue any compensation plan, bonus or incentive plan; material breach of the agreement by the Company; requirement that the executive’s principal place of employment be relocated by more than 30 miles from the Company’s current address (other than for Mr. Sawyer); or the Company’s failure to obtain an agreement from any successor entity to assume the Company’s obligations under the agreement.

•	Disability—Physical or mental disability or health impairment that prevents the effective performance by the executive of his duties on a full time basis.

Retirement Plans and Arrangements

We currently provide the Named Executive Officers the option to participate in two Company-sponsored retirement savings plans: the Executive Retirement Savings Plan, a nonqualified deferred compensation plan, and the Regis Individual Secured Retirement Plan (the "RiSRP"), an employee welfare benefit plan, which was added in fiscal 2016 as a post-tax retirement savings option.

Elections to defer compensation under the Executive Retirement Savings Plan are made annually, prior to the beginning of the year in which the deferred compensation is earned. Executives may defer up to 100% of their annual compensation, including bonus, on a pre-tax basis. Beginning with elections made in fiscal 2016, in-service distributions must be deferred for a minimum of two years. Employer contributions under the Executive Retirement Savings Plan for our Named Executive Officers include a 25% match on up to a maximum of $100,000 in deferred compensation (i.e., $25,000) and a discretionary annual profit sharing contribution (each on a calendar-year basis). We deposit the deferred amounts and employer contributions into a trust for the benefit of plan participants. In accordance with tax laws, the assets of the trust are subject to claims of the Company’s creditors. Participant account balances are deemed invested as the executive directs, from time to time, among the investment alternatives offered. Subject to compliance with plan terms and applicable tax requirements (including, without limitation, Code Section 409A), executives may elect the distribution date for their plan accounts.

Under the RiSRP, participants may elect to contribute amounts from payroll, up to 100% of their annual compensation, including bonus, on an after-tax basis.  Employee contributions under the RiSRP for our NEOs include the same match opportunity as the Executive Retirement Savings Plan, and if an NEO is participating in both plans, their aggregate match is capped at $25,000.  Participants may also make contributions outside of payroll deductions, but these are not eligible for employer match. Participant contributions and employer matching contributions are deposited in participant-owned life insurance policies.  These insurance policies are not subject to claims of the Company’s creditors.  Each participant’s account balances under the life insurance policy is invested as the participant directs, from time to time, among the investment alternatives available under the insurance policy.

PENSION BENEFITS IN 2017

The following table sets forth certain information concerning pension benefits for the Named Executive Officers for fiscal 2017:

Name(1)	Age at June 30, 2017	Plan Name(2)	Number of Years of Credited Service (#)(3)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)
Eric A. Bakken	50	Employment Agreement	23.5	1,001,259	—
__________________________________

(1)	Mr. Bakken is the only NEO eligible for the Company’s pension benefits program, as it was frozen prior to the commencement of employment of all our other NEOs.

(2)	Retirement benefits provided under the applicable employment agreement for each Named Executive Officer are described above under “Summary of Executive Agreements.”

(3)
The number of years of credited service shown for Mr. Bakken represents his actual years of service; however, for purposes of determining the value of their accumulated benefit, his years of credited service was frozen at 18.5.

(4)
The present value of pension benefits for Mr. Bakken is calculated based on the following assumptions: (i) freezing of the pension benefits as described above under “Summary of Executive Agreements—Retirement Plans and Arrangements,” (ii) expected retirement age of the later of (A) June 30, 2017 or (B) age 65, which is the earliest time a participant may retire without any benefit reduction due to age, and (iii) discount rate of 3.25%.

NONQUALIFIED DEFERRED COMPENSATION FOR 2017

The following table sets forth certain information concerning nonqualified deferred compensation under our Executive Retirement Savings Plan and the RiRSP for the NEOs for fiscal 2017:

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Hugh E. Sawyer	—	—	—	—	—
Daniel J. Hanrahan	79,167	19,792	56,026	—	600,945
Michael C. Pomeroy	—	—	—	—	—
Eric A. Bakken	104,888	25,036	18,321	(136,156)	325,183
Steven M. Spiegel	25,000	6,250	325	(125,132)	188,327
Jim B. Lain	8,000	2,000	—	—	5,000
Carmen D. Thiede	98,800	24,700	70,859	—	326,525
Heather L. Passe	76,875	17,984	761	(128,655)	194,657
Annette L. Miller	54,000	13,500	649	(121,414)	176,913
__________________________________

(1)
The Company matches deferred compensation contributions at 25% of the amount contributed by the participant, up to $25,000 per calendar year. Amounts exceeding $25,000 are due to timing differences between the calendar and fiscal year.

(2)	The following amounts of contributions and earnings reflected in the table above have been reported in the current year or prior years’ Summary Compensation Tables as follows:

	Total Amount	Current Year Summary Compensation Table
Name	Reported in Current or Prior Summary Compensation Tables ($)	Salary ($)	Non-Equity Incentive Plan ($)	Above-Market Earnings ($)	Company Match and Profit-Sharing Contribution in All Other Compensation ($)
Hugh E. Sawyer	—	—	—	—	—
Daniel J. Hanrahan	755,930	79,167	—	—	19,792
Michael C. Pomeroy	—	—	—	—	—
Eric A. Bakken	337,272	104,888	—	—	25,036
Steven M. Spiegel	94,770	25,000	—	—	6,250
Jim B. Lain	15,000	8,000	—	—	2,000
Carmen D. Thiede	520,884	98,800	—	—	24,700
Heather L. Passe	161,622	76,875	—	—	17,984
Annette L. Miller	123,648	54,000	—	—	13,500

The measurement funds available under the Executive Retirement Savings Plan include the Company’s common stock and selected mutual funds, which are the same measurement funds available for employees generally with respect to investment of their funds in the Company’s qualified 401(k) plan.  Participants in the plan may change their investments in the various measurement funds at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables that follow describe potential payments and benefits provided to our NEOs or their beneficiaries under the employment agreements, plans and arrangements in existence at June 30, 2017 under various scenarios involving a termination of employment and/or a change in control, and assuming that the termination or change in control event(s) occurred on June 30, 2017. The agreements are described in more detail above under “Summary of Executive Agreements.” The following presentation has been keyed to the following events upon which an NEO or their beneficiaries would be entitled to a payment or benefit:

•Voluntary termination or involuntary termination not related to a change in control;

•Termination due to death;

•Termination due to disability;

•A change in control not involving an employment termination; and

•Involuntary termination within twenty-four months after a change in control.

Unless otherwise specified, an “involuntary termination” for these purposes includes a termination by the NEO for “Good Reason,” but does not include a termination for “Cause.” A “voluntary termination” refers to a termination by the NEO other than for “Good Reason.” “Cause” and “Good Reason” for these purposes have the meanings described above under “Definitions under Executive Agreements.”

Potential Payments to NEOs Currently Employed

		Not Related to Change in Control				After a Change in Control
Name	Type of Payment or Benefit	Voluntary Termination($)	Involuntary Termination($)(1)	Death($)	Disability($)	Not Involving a Termination of Employment($)	Involuntary Termination($)(2)
Hugh E. Sawyer	Severance	—	1,900,000	—	—	—	1,900,000
	Medical and Dental Insurance Benefits(3)	—	22,193	—	—	—	22,193
	Accelerated Vesting of Equity(4)(6)	—	—	921,075	921,075	921,075	921,075
	Total	—	1,922,193	921,075	921,075	921,075	2,843,268
Eric A. Bakken	Severance	—	495,000	—	—	—	1,732,500
	Medical and Dental Insurance Benefits(3)	—	18,695	—	—	—	28,042
	Retirement Benefits(5)	1,075,317	1,265,078	1,903,176	2,522,070	—	1,265,078
	Accelerated Vesting of Equity(6)	—	621,157	686,518	686,518	817,242	817,242
	Total	1,075,317	2,399,930	2,589,694	3,208,588	817,242	3,842,862
Jim B. Lain	Severance	—	400,000	—	—	—	1,280,000
	Medical and Dental Insurance Benefits(3)	—	10,048	—	—	—	15,072
	Accelerated Vesting of Equity(6)	—	924,088	989,449	989,449	1,120,173	1,120,173
	Total	—	1,334,136	989,449	989,449	1,120,173	2,415,245
Annette L. Miller	Severance	—	375,000	—	—	—	1,125,000
	Medical and Dental Insurance Benefits(3)	—	18,695	—	—	—	28,042
	Accelerated Vesting of Equity(6)	—	344,497	385,347	385,347	467,049	467,049
	Total	—	738,192	385,347	385,347	467,049	1,620,091
__________________________________

(1)
Severance amounts in the event of Involuntary Termination Not Related to Change in Control represent a cash payment equal to two times annual base salary for Mr. Sawyer and one times annual base salary for the other NEOs, plus, for the other NEOs, a pro-rated portion of any bonus the executive officer would have earned for the year of termination, based on actual performance. Mr. Sawyer was not eligible for a fiscal 2017 bonus pursuant to his employment agreement, and the other NEOs did not receive a bonus payout for fiscal 2017.

(2)
In the event of an Involuntary Termination Related to a Change in Control, Mr. Sawyer would receive the same severance as for any involuntary termination. Severance to the other NEOs represents a cash payment equal to two times annual base salary plus two times the target annual bonus for the year of termination.

Under Code Section 280G, executives will incur an excise tax on portions of these payments if the parachute value of payments exceeds a specified threshold. Under the 2004 Long Term Plan, participants who first received awards prior to October 22, 2013 (which includes only Mr. Bakken) are entitled to an excise tax gross-up if an award granted thereunder, either alone or together with other payments and benefits the participant receives or is entitled to receive would constitute a "parachute payment." The 2016 Long-Term Incentive Plan does not provide for any excise tax gross-ups on parachute payments. Once the grandfathered excise tax gross-up is phased out, the Company will determine, pursuant to Mr. Bakken's employment agreement, whether he is better off receiving the full payment due and paying the excise tax, or receiving a reduced payment that falls just below the excise tax threshold, which is referred to as a “best of net” provision. For this hypothetical payment as of June 30, 2017, it has been estimated that Mr. Bakken would be better off receiving the full payment due.

(3)
The amount represents the estimated medical and dental insurance premiums for the applicable benefits continuation period following involuntary termination. The continuation period is 18 months for Mr. Sawyer; for the other NEOs, it is 12 months if not related to a change in control and 18 months if related to a change in control.

(4)
Mr. Sawyer is entitled to acceleration of his sign-on equity awards upon death, disability, a change in control, or termination without cause or for good reason, except that in the case of his sign-on RSUs, the Company's stock price must exceed certain thresholds, which it did not on June 30, 2017. For more information about these awards, see "Compensatory Arrangements with Mr. Sawyer" in CD&A.

(5)
The amounts represent a lump sum cash payment equal to the present value of a hypothetical annuity of monthly benefits. The annuity amount and payment period vary according to the termination scenario, as described under “Summary of Executive Agreements— Employment Agreements—Historical Retirement and Life Insurance Benefits.”

(6)
Amounts represent the intrinsic value of SARs, RSUs, and PSUs as of June 30, 2017 for which the vesting would be accelerated. The value entered for SARs is based on the number of units for which vesting would be accelerated times the excess of $10.27, the closing price of the Company’s common stock on June 30, 2017 on the NYSE, over the SAR exercise price. All of the Company's outstanding SAR awards have exercise prices greater than $10.27. The value included for RSUs and PSUs is the product of the number of units for which vesting would be accelerated and $10.27.

Actual Payments upon Termination to NEOs No Longer Employed

No payments were made to Mr. Spiegel or Ms. Thiede, who left the Company voluntarily, or Mr. Pomeroy, who was not eligible. The amounts below reflect amounts actually paid to Mr. Hanrahan and Ms. Passe in connection with their termination of employment.

Name	Type of Payment or Benefit	Involuntary Termination($)
Daniel J. Hanrahan	Severance(1)	1,700,000
	Medical and Dental Insurance Benefits(2)	22,227
	Accelerated Vesting of Equity(3)	7,621,525
	Total	9,343,752
Heather L. Passe	Severance(1)	375,000
	Medical and Dental Insurance Benefits(2)	18,465
	Accelerated Vesting of Equity(4)	789,207
	Career Transition Services(5)	10,000
	Total	1,192,672
__________________________________

(1)     Represents two times his base salary plus actual bonus based on actual results for Mr. Hanrahan, and one times her base salary plus pro-rated bonus based on actual results for Ms. Passe. No annual incentive bonus payments were made to any of the NEOs due to the Committee's determination to exercise its negative discretion. See "Long-Term Incentive Decisions for Fiscal 2017."

(2)	Represents the medical and dental insurance premiums for 18 months for Mr. Hanrahan and 12 months for Ms. Passe.

(3)     Represents the intrinsic value of SARs and RSUs that were accelerated in connection with Mr. Hanrahan's termination of employment, as well as payment in cash for PSUs that were earned but not yet vested. Mr. Hanrahan was entitled to (i) acceleration upon involuntary termination without cause under the terms of certain SAR and RSU awards made by the Company in connection with his initial commencement of employment and special awards granted to him in January 2015 ($3,537,627), (ii) acceleration of his other outstanding RSU and SAR awards pursuant to the Committee policy approved in January 2017 to accelerate unvested equity upon involuntary termination without cause as a retention measure ($1,373,171), and (iii) a cash payment equal to the value of his fiscal 2014 and fiscal 2015 PSUs at $11.15, which was the closing price of our common stock on his last day of employment ($2,710,727). The value entered for Mr. Hanrahan's SARs is based on the number of units for which vesting would be accelerated times the excess of $11.15, the closing price of the Company’s common stock on April 14, 2017 on the NYSE, over the SAR exercise price, and the value included for his RSUs is the product of the units for which vesting was be accelerated and $11.15.

(4)     Represents the intrinsic value of SARs and RSUs that were accelerated in connection with Ms. Passe's termination of employment, as well as payment in cash for PSUs that were earned but not yet vested. Ms. Passe was entitled to (i) acceleration upon involuntary termination without cause pursuant to the Committee's decision in January 2017 to accelerate unvested equity upon involuntary termination without cause as a retention measure ($348,792) and (ii) a cash payment equal to the value of her fiscal 2014 and fiscal 2015 PSUs at $12.13, which was the closing price of our common stock on her last day of employment ($440,415). The value entered for Ms. Passe's SARs is based on the number of units for which vesting would be accelerated times the excess of $12.13, the closing price of the Company’s common stock on February 28, 2017 on the NYSE, over the SAR exercise price, and the value included for her RSUs is the product of the units for which vesting was be accelerated and $12.13.

(5)     Represents a commitment to reimburse Ms. Passe up to this amount for career transition services.

FISCAL 2017 DIRECTOR COMPENSATION TABLE

Compensation of our directors is reviewed and determined by the Board on an annual basis, with consideration given to industry comparisons of directors’ compensation. A portion of director compensation is linked to our stock performance in the form of equity awards. Employee directors do not receive any cash or other compensation for their services as directors. Each of the cash compensation and the equity compensation for non-employee directors who serve during only a portion of a fiscal year is pro-rated. Fiscal 2017 director compensation was flat with fiscal 2016. Our current non-employee director compensation is as follows:

•	An annual cash retainer of $70,000;

•	An annual cash retainer for the chair of the Audit Committee of $15,000;

•	Annual cash retainers of $10,000 and $7,500 for the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•
An annual grant of deferred stock units valued at $90,000, which vest monthly over a period of one year and pay out when the director leaves the Board, generally granted on the date of the director's election or re-election at the annual meeting of shareholders; and

•	An annual grant of deferred stock units valued at $85,000 payable to our independent Chair of the Board, which vest monthly over a period of one year and pay out when the Chair leaves the Board.

In October 2015, the Compensation Committee provided that Mr. Beltzman would henceforth receive cash in lieu of a director equity grant due to his beneficial ownership of greater than 20% of our outstanding common stock. Therefore, for his term ending October 17, 2017, he is receiving an additional $90,000 in cash and no equity grant.

The following table shows, for each of the non-employee directors who served during the fiscal year ended June 30, 2017, information concerning their annual and long-term compensation earned during such fiscal year.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Total($)
Daniel G. Beltzman	137,500	—	137,500
David J. Grissen	77,500	89,994	167,494
Mark S. Light	70,000	89,994	159,994
Michael J. Merriman	80,000	89,994	169,994
M. Ann Rhoades	70,000	89,994	159,994
Stephen E. Watson	70,000	89,994	159,994
David P. Williams	85,000	174,991	259,991
 __________________________________

(1)
Values expressed represent the aggregate grant date fair value of stock awards granted during fiscal 2017, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for a description of the assumptions used in calculating these amounts.

The following table shows, for each of our current non-employee directors, the aggregate number of stock and option awards beneficially owned by them as of June 30, 2017:

Name	Aggregate Stock Awards Outstanding as of 06/30/17 (#)	Aggregate Option Awards Outstanding as of 06/30/17 (#)
Daniel G. Beltzman	17,535	—
David J. Grissen	25,859	—
Mark S. Light	25,859	—
Michael J. Merriman	36,254	—
M. Ann Rhoades	14,363	—
Stephen E. Watson	58,789	7,000
David P. Williams	43,296	—

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under all of our stock-based compensation plans in effect as of June 30, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,349,644	$14.74	4,559,880	(2)
Equity compensation plans not approved by security holders(3)	1,000,000	11.15	—
Total	4,349,644	$13.92	4,559,880
__________________________________

(1)
Includes stock options granted under our 2000 Stock Option Plan as well as shares granted through stock options, SARs, restricted stock awards, RSUs and PSUs under the 2004 and 2016 Long Term Plans. Information regarding the stock-based compensation plans is included in Notes 1 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017.

(2)
The Company’s 2016 Long Term Plan provides for the issuance of a maximum of 6,750,000 shares of the Company’s common stock through stock options, SARs, restricted stock, or RSUs. As of June 30, 2017, 1,458 shares of unvested restricted stock were outstanding under the 2004 Long Term Plan, which are not reflected in this table. As of June 30, 2017, there are 4,324,855 shares included in the number of securities remaining available for future issuance under equity compensation plans as disclosed in this table. As of June 30, 2017, there were also 235,025 common shares available for issuance under the Company’s Stock Purchase Plan.

(3)
Consists of SARs granted to Mr. Sawyer under the NYSE inducement grant exception to its rules for shareholder approval of equity plans in connection with the commencement of his employment, the terms of which are described under "Compensatory Arrangements with Mr. Sawyer" in the CD&A.

ITEM 2
APPROVAL OF ADVISORY VOTE ON COMPENSATION OF
NAMED EXECUTIVE OFFICERS

As required by SEC rules, we are providing shareholders with an annual, non-binding advisory vote to approve the executive compensation as disclosed in the CD&A. At the Annual Meeting, shareholders will vote on the following advisory resolution regarding the compensation of our Named Executive Officers as described in this Proxy Statement (commonly referred to as “Say-on-Pay”):
“RESOLVED, that the shareholders of Regis Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the ‘Compensation Discussion and Analysis’ section, and compensation tables and narrative discussion contained in the ‘Executive Compensation’ section in this Proxy Statement.”
Our executive compensation programs are based on our belief that attracting, retaining and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board. Accordingly, our executive compensation programs are designed to reward executives for achievement of our financial and business goals, while also aligning our executives’ interests with those of our shareholders. We believe that we best achieve these goals by providing our executives with a mix of compensation elements that incorporate cash and equity, as well as short-term and long-term components, and that are tied to our business goals, all as described above in the CD&A of this Proxy Statement.
As described above in the CD&A, we believe that our fiscal 2017 financial results yielded the pay-for-performance alignment that the Compensation Committee is focused on. Also as described above in the CD&A under the heading “Recent Compensation Program Changes Incorporate Shareholder Feedback,” changes to our executive compensation program for fiscal 2017 responded directly to concerns raised by our shareholders.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in fiscal 2017, please refer to the CD&A, as well as the Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow the CD&A.
This advisory vote will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will review and carefully consider the outcome of the vote. If there are a significant number of negative votes, the Compensation Committee will seek to understand the concerns that influenced the vote and consider them in making future executive compensation decisions.
Upon recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers.

ITEM 3
APPROVAL OF ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

At least once every six years, we are required to provide our shareholders with an opportunity to select, on an advisory basis, the frequency of future advisory votes on the compensation of our NEOs (commonly referred to as “Say-on-Pay Frequency”). We first held this advisory vote at our 2011 annual meeting, where our shareholders voted to conduct advisory votes on executive compensation every year. By voting on this Item 3, our shareholders may vote to recommend that future advisory votes on executive compensation be held every year, every two years or every three years, or abstain from voting on this matter entirely.
After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year continues to be the most appropriate frequency and, therefore, our Board recommends that shareholders vote for an advisory vote on executive compensation every year. The Board believes that submitting future advisory votes on executive compensation every year is appropriate because:

•	Compensation decisions are made annually, and shareholders should have an opportunity to vote on such decisions on a real-time basis;

•	Executive compensation is an important aspect of corporate governance on which shareholders should have a regular opportunity to share their views; and

•	An annual Say-on-Pay vote provides the highest level of accountability and direct communication with our shareholders on this important corporate governance topic.
        The advisory Say-on-Pay Frequency vote will not be binding on the Board or the Compensation Committee. However, the Board will review and carefully consider the outcome of this advisory vote when considering how frequently to seek an advisory vote in future years.
        Upon recommendation of the Compensation Committee, the Board unanimously recommends a vote for “1 YEAR” as the frequency of future advisory votes on executive compensation.

ITEM 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending June 30, 2018. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Upon the recommendation of the Audit Committee of the Board, the Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Audit Fees

Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $1,754,500 for the year ended June 30, 2017, and $1,842,000 for the year ended June 30, 2016. Such fees were primarily for professional services rendered for the audits of our consolidated financial statements as of and for the years ended June 30, 2017 and 2016, limited reviews of our unaudited condensed consolidated interim financial statements, and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.

Audit-Related Fees

There were no audit-related services by PricewaterhouseCoopers LLP in the years ended June 30, 2017 or 2016.

Tax Fees

Aggregate income tax compliance and related services fees billed for professional services rendered by PricewaterhouseCoopers LLP were $401,000 for the year ended June 30, 2017 and $307,000 for the year ended June 30, 2016. The tax fees for the years ended June 30, 2017 and 2016 were for tax compliance, consulting and planning-related professional services, as well as assistance with tax audits.

All Other Fees

In addition to the fees described above, aggregate fees of $1,800 were billed by PricewaterhouseCoopers LLP during each of the years ended June 30, 2017 and 2016, for fees related to a research tool that we access through PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2018. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2017 and June 30, 2016 were approved or pre-approved in accordance with the policies of our Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. Each member of the Audit Committee is “independent” within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and our system of internal controls over financial reporting and expressing opinions thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (PCAOB).

In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2017 for filing with the SEC. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018.

David P. Williams, Chair David J. Grissen Mark S. Light M. Ann Rhoades Members of the Audit Committee

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC’s regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of copies of reports filed with the SEC during the fiscal year ended June 30, 2017, all applicable Section 16(a) filing requirements were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2017, we were not a party to any related party transactions covered by the Exchange Act rules.

In April 2013, the Board adopted a written Related Party Transaction Approval Policy, which sets forth our policies and procedures for the review, approval or ratification of certain related party transactions by the Nominating and Corporate Governance Committee. The policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company, or any of its subsidiaries, is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	Payment of compensation by the Company to a related party for the related party’s service to the Company as a director, officer or employee;

•	Transactions available to all employees or all shareholders of the Company on the same terms;

•
Transactions that, when aggregated with the amount of all other transactions between the Company and the related party or any entity in which the related party has an interest, involve less than $10,000 in a fiscal year; and

•	Transactions in the ordinary course of the Company’s business at the same prices and on the same terms as are made available to customers of the Company generally.

The Nominating and Corporate Governance Committee must approve any related party transaction subject to this policy before commencement of the related party transaction; provided, however, that if a related party is only first identified after it commences or first becomes a related party transaction, it must be brought to the Nominating and Corporate Governance Committee for ratification. Alternatively, the Nominating and Corporate Governance Committee has delegated authority to its Chair to approve related party transactions if they arise between the Nominating and Corporate Governance Committee’s meetings.

The Nominating and Corporate Governance Committee will analyze the following factors, in addition to any other factors it deems appropriate, in determining whether to approve a related party transaction:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The role the related party has played in arranging the related party transaction;

•	The structure of the related party transaction; and

•	The interests of all related parties in the related party transaction.

The Nominating and Corporate Governance Committee may, in its sole discretion, approve or deny any related party transaction. Approval of a related party transaction may be conditioned upon the Company and the related party taking any actions that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee reviews this policy on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 23, 2017, the ownership of our common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director and director nominee, by each executive officer and former executive officer identified in the Summary Compensation Table, and by all current executive officers and directors as a group. Except as indicated below, the parties listed in the table have the sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address for each person or entity named below is c/o Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.  Our company had 46,407,575 shares of common stock issued and outstanding as of August 23, 2017.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class
More than 5% Shareholders:
Birch Run Capital Advisors, LP(2)	10,655,170	23.0%
BlackRock, Inc.(3)	4,676,425	10.1%
Dimensional Fund Advisors LP(4)	3,925,466	8.5%
Brown Advisory Incorporated(5)	3,512,510	7.6%
The Vanguard Group(6)	3,038,650	6.5%
Cramer Rosenthal McGlynn, LLC(7)	2,406,572	5.2%

Named Executive Officers:
Hugh E. Sawyer(8)	10,500	*
Daniel J. Hanrahan(9)	291,917	*
Michael C. Pomeroy	—	*
Eric A. Bakken(10)	84,304	*
Steven M. Spiegel(9)(11)	10,566	*
Jim B. Lain	27,250	*
Carmen D. Thiede(9)	15,560	*
Annette L. Miller	6,232	*
Heather L. Passe(9)	22,975	*

Directors and Nominees (in addition to Mr. Sawyer, who is listed above):
Daniel G. Beltzman(2)	10,672,250	23.0%
David J. Grissen	25,859	*
Mark S. Light	25,859	*
Michael J. Merriman	46,253	*
M. Ann Rhoades	14,363	*
Stephen E. Watson	90,251	*
David P. Williams(12)	80,295	*
All current executive officers and directors as a group (fifteen persons)(13)	11,115,163	24.0%
 __________________________________
*           less than 1%

(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to restricted stock units that vest within 60 days: 31,260 shares by Mr. Bakken, 27,222 shares by Mr. Lain, 4,190 shares by Ms. Miller, 2,417 shares by Mr. Williams and 1,243 shares by Ms. Rhoades and Messrs. Grissen, Light, Merriman, and Watson.

(2)
 Based on information in a Schedule 13D/A filed by Birch Run Capital Advisors, LP ("Birch Run") on August 22, 2014 and Form 4s filed by Mr. Beltzman on September 2, 2014 and March 17 and 18, 2015 reporting purchases by the Funds (as defined below), these securities are owned directly by Birch Run Capital Partners, L.P., Torch BRC, L.P. and Walnut BRC, L.P. (collectively, the “Funds”). Birch Run Capital Partners, L.P. is the record owner of 1,658,941 shares. Torch BRC, L.P. is the record owner of 3,962,648 shares. Walnut BRC, L.P. is the record owner of 5,033,581 shares. Birch Run Capital GP, LLC serves as the General Partner to Birch Run Capital Partners, L.P.; Walnut BRC GP,

LLC serves as the General Partner to Walnut BRC, L.P.; and Torch BRC GP, LLC serves as the General Partner to Torch BRC, L.P. (collectively, "the General Partners"). Mr. Beltzman and Gregory Smith are the co-Managers of the General Partners. Furthermore, Birch Run Capital Advisors, LP ("the Advisor") serves as the registered investment adviser to the Funds. BRC Advisors GP, LLC (“Advisor GP”) serves as General Partner to the Advisor. Mr. Beltzman and Mr. Smith are the Limited Partners of the Adviser and the Co-Managers of the Adviser GP. The Adviser, the Adviser GP, Mr. Beltzman and Mr. Smith may be deemed to share voting and dispositive power over the reported securities. Each of the Adviser, the Adviser GP, Mr. Beltzman, and Mr. Smith disclaim beneficial ownership of any interests of the reported securities in excess of such person's or entity's respective pecuniary interest in the securities. On its Schedule 13D/A, Birch Run reported sole voting power over 0 shares, shared voting power over 8,504,788 shares, sole dispositive power over 0 shares and shared dispositive power over 9,996,589 shares.  Based on the Form 4s referenced above, the shared voting power number has likely increased, and the shared dispositive power number has likely increased to 10,655,170.  The address for Birch Run is 1350 Broadway, Suite 2215, New York, NY 10018.

(3)
Based on information in a Schedule 13G/A filed by BlackRock, Inc. on July 10, 2017, BlackRock, Inc. reported sole voting power over 4,567,171 shares, shared voting power over 0 shares, sole dispositive power over 4,676,425 shares and shared dispositive power over 0 shares. BlackRock, Inc. is a parent holding company and holds the sole power to dispose or to direct the disposition of shares held by its subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors, LLC, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, and BlackRock Investment Management (UK) Limited (collectively, the “BlackRock Subsidiaries”). None of the BlackRock Subsidiaries own more than 5% of our outstanding shares of common stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Based on information in a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2017, Dimensional reported sole voting power over 3,801,678 shares, shared voting power over 0 shares, sole dispositive power over 3,925,466 shares and shared dispositive power over 0 shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX, 78746.

(5)
Based on information in a Schedule 13G/A filed by Brown Advisory Incorporated ("Brown") on February 8, 2017, Brown reported sole voting power over 3,494,681 shares, shared voting power over 0 shares, sole dispositive power over 0 shares and shared dispositive power over 3,512,510 shares. Brown is a parent holding company and holds the sole power to vote or or to direct the vote of shares held by its subsidiaries Brown Investment Advisory & Trust Company, Brown Advisory LLC, and Highmount Capital LLC (collectively, the “Brown Subsidiaries”). Except for Brown Advisory LLC, which owns 2,536,425 shares of the class of securities reported, none of the Brown Subsidiaries own more than 5% of our outstanding shares of common stock. The address for Brown is 901 South Bond Street, Suite 400, Baltimore, MD 21231.

(6)
Based on information in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 9, 2017, Vanguard reported sole voting power over 43,688 shares, shared voting power over 8,600 shares, sole dispositive power over 2,988,162 shares and shared dispositive power over 50,488 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Based on information in a Schedule 13G/A filed by Cramer Rosenthal McGlynn, LLC (“Cramer Rosenthal”) on February 15, 2017, Cramer Rosenthal reported sole voting power over 2,366,247 shares, shared voting power over 40,325 shares, sole dispositive voting power over 2,406,572 shares and shared dispositive power over 0 shares. The address for Cramer Rosenthal is 520 Madison Ave, New York, NY 10022.

(8)	Shares are held in a joint brokerage account with his spouse.

(9)
For former named executive officers, the number shown takes into account forfeitures and accelerations (net of shares forfeited for taxes) of equity that occurred in connection with the officer's termination of employment, but does not include sales or acquisitions after they ceased to be a named executive officer, if any.

(10)	Includes 400 shares held indirectly through a profit-sharing account.

(11)	Includes 2,000 shares held in a joint brokerage account with his spouse.

(12)	Includes 2,000 shares held in a joint brokerage account with his father.

(13)	See footnotes 1, 2, 8, 10, 11 and 12 for information regarding the nature of certain indirect and deemed ownership of the shares included in this amount.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present proposals at the 2018 annual meeting of shareholders, and who wish to have such proposals included in our proxy statement for the 2018 annual meeting, must be certain that such proposals are received by us not later than May 9, 2018. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for our 2018 annual meeting.

For shareholders who intend to present proposals or director nominees directly at the 2018 annual meeting and not for inclusion in our 2018 proxy statement, we must receive notice of such proposal not later than July 19, 2018 and not earlier than June 19, 2018, provided that in the event that the date of the 2018 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the Annual Meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the 2018 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Such proposals must meet the requirements set forth in our bylaws in order to be presented at our 2018 annual meeting.

Proposals and notices of intention to present proposals at our 2018 annual meeting should be addressed to our Corporate Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2017, is available on our website at www.regiscorp.com. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to our Corporate Secretary, at our address stated herein.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 17, 2017.

The Notice and Proxy Statement and Annual Report on Form 10-K are available in the Investor Information Relations section of our website, www.regiscorp.com.

GENERAL

The Board knows of no other matter to be acted upon at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

Your vote is very important no matter how many shares you own.  You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by telephone or through the Internet in accordance with the voting instructions provided to you.

By Order of the Board

Eric A. Bakken
Secretary
September 6, 2017

REGIS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 17, 2017
9:00 a.m.

Regis Corporation
7201 Metro Boulevard
Minneapolis, Minnesota 55439

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you Vote by Phone or Internet, please do not mail your Proxy Card

↓ *please detach here* ↓

E32247-P96703

Regis Corporation
7201 Metro Boulevard, Minneapolis, MN 55439 **proxy**

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 17, 2017

The undersigned hereby appoints Hugh E. Sawyer III and Eric A. Bakken, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote as directed on the reverse side of this proxy card all of the shares of the Common Stock of Regis Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on October 17, 2017, and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the director nominees, each of proposals 2 and 4 and 1 YEAR on proposal 3, and will be voted in the discretion of the proxies on any other matters as may properly come before the annual meeting and any adjournments thereof.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)

V.1.1

REGIS CORPORATION
7201 METRO BOULEVARD
MINNEAPOLIS, MN 55439

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regis Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Help us make a difference by eliminating paper mailings to your home or business. You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You can, of course, change your preference and choose to receive paper copies of these materials at any time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32246-P96703 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGIS CORPORATION

Vote on Directors

The Board of Directors recommends that you vote FOR each of the following director nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Daniel G. Beltzman	☐	☐	☐
1b. David J. Grissen	☐	☐	☐
1c. Mark S. Light	☐	☐	☐
1d. Michael J. Merriman	☐	☐	☐
1e. M. Ann Rhoades	☐	☐	☐
1f. Hugh E. Sawyer III	☐	☐	☐
1g. David P. Williams	☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Approval of an advisory vote on the compensation of the Company's named executive officers (a "Say-on-Pay Vote").	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Approval, on an advisory basis, the frequency of future advisory votes on executive compensation (referred to as the "Say-on-Pay Frequency" proposal).	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.	☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, on any other matters as may properly come before the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE, FOR PROPOSALS 2 AND 4 AND 1 YEAR ON PROPOSAL 3.

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Table of Contents

COVER
EXPLANATORY NOTE
LETTER FROM THE CHAIR
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Item 1. ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2017
OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
2017 OPTION EXERCISES AND STOCK VESTED
SUMMARY OF EXECUTIVE AGREEMENTS
PENSION BENEFITS IN 2017
NONQUALIFIED DEFERRED COMPENSATION FOR 2017
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
FISCAL 2017 DIRECTOR COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
Item 2: APPROVAL OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Item 3: APPROVAL OF ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Item 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSALS OF SHAREHOLDERS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
GENERAL